[COMPOSITE CONFORMED COPY
                                                 INCLUDING THE CONSENT
                                                 DATED AS OF FEBRUARY 27,
                                                 1990, AMENDMENT NO. 1
                                                 DATED AS OF NOVEMBER 27,
                                                 1990 AND AMENDMENT NO. 2
                                                 DATED AS OF DECEMBER 3,
                                                 1993]


                              $3,000,000,000


                             CREDIT AGREEMENT

                      Dated as of February 26, 1990

                                  Among

                   McCAW CELLULAR COMMUNICATIONS, INC.

                               as Borrower

                                   and

                         THE LENDERS NAMED HEREIN

                                as Lenders

                                   and

                MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                         as Administrative Agent

                                   and

                          KANSALLIS-OSAKE-PANKKI
                MORGAN GUARANTY TRUST COMPANY OF NEW YORK
                         PROVIDENT NATIONAL BANK
                                   and
                        THE TORONTO-DOMINION BANK

                           as Arranging Agents

                                   and

                 THE TORONTO-DOMINION BANK TRUST COMPANY

                           as Collateral Agent

                     T A B L E  O F  C O N T E N T S

  Section                                            Page

                                ARTICLE I
                     DEFINITIONS AND ACCOUNTING TERMS

         1.01               Certain Defined Terms................   1-1
         1.02               Computation of Time Periods..........   1-40
         1.03               Accounting Terms and Computations....   1-40


                                ARTICLE II
                    AMOUNTS AND TERMS OF THE ADVANCES

         2.01               The Advances.........................   2-1
         2.02               Making the Advances..................   2-1
         2.03               Fees.................................   2-4
         2.04               Reduction of the Commitments;
                    Unavailable Commitments............             2-5
         2.05               Repayment............................   2-7
         2.06               Interest.............................   2-8
         2.07               Prepayments..........................   2-8
         2.08               Interest Rate Determination..........   2-10
         2.09               Increased Costs, Etc.................   2-10
         2.10               Payments and Computations............   2-11
         2.11               Taxes................................   2-13
         2.12               Sharing of Payments, Etc.............   2-15
         2.13               Use of Proceeds......................   2-16
         2.14               Evidence of Indebtedness.............   2-17


                               ARTICLE III
                          CONDITIONS OF LENDING

         3.01               Conditions Precedent to Initial
                    Borrowing..........................             3-1
         3.02               Conditions Precedent to LIN
                    Borrowings.........................             3-5
         3.03               Conditions Precedent to Each
                    Borrowing..........................             3-9
         3.04               Conditions Precedent to Certain
                    Borrowings.........................             3-9
         3.05               Determinations Under Sections 3.01,
                    3.02, 3.03 and 3.04................             3-10


                                ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES

         4.01               Representations and Warranties of the
                    Borrower...........................             4-1

  Section                                            Page

                  (a)       Organization of the Borrower....        4-1
                  (b)       Organization of the Subsidiaries
                              of the Borrower and
                              Minority Entities.............        4-1
                  (c)       Compliance with Law.............        4-2
                  (d)       Approvals.......................        4-3
                  (e)       Legal Effect....................        4-3
                  (f)       Financial Information...........        4-3
                  (g)       Disclosure......................        4-4
                  (h)       Material Litigation.............        4-5
                  (i)       Regulation U....................        4-5
                  (j)       ERISA Plans.....................        4-5
                  (k)       No Reportable Event.............        4-5
                  (l)       Plan Funding....................        4-5
                  (m)       Welfare Plan Costs..............        4-6
                  (n)       No Catastrophic Events..........        4-6
                  (o)       Compliance with Environmental
                              Law...........................        4-6
                  (p)       No Burdensome Agreements........        4-6
                  (q)       Taxes...........................        4-7
                  (r)       Investment Company Act of 1940..        4-7
                  (s)       Solvency........................        4-7
                  (t)       Condition of System.............        4-7
                  (u)       Fees............................        4-7
                  (v)       Public Utility Holding Company
                              Act...........................        4-8
                  (w)       Capital Stock...................        4-8
                  (x)       No Limitations on Dividends.....        4-8
                  (y)       Licenses........................        4-8
                  (z)       Regulation of the Lenders.......        4-9
                 (aa)       Existing Indebtedness...........        4-9
                 (bb)       Material Agreements.............        4-9
                 (cc)       Ownership.......................        4-9
                 (dd)       Title to Property...............        4-10
                 (ee)       Calculations....................        4-10


                                ARTICLE V
                        COVENANTS OF THE BORROWER

         5.01               Affirmative Covenants................   5-1

                  (a)       Compliance with Laws, Etc.......        5-1
                  (b)       Payment of Taxes, Etc...........        5-1
                  (c)       Maintenance of Insurance........        5-1
                  (d)       Preservation of Corporate
                              Existence, Etc................        5-2
                  (e)       Visitation Rights...............        5-2

  Section                                            Page

               (f)          Keeping of Books................   5-2
               (g)          Maintenance of Properties, Etc..   5-2
                  (h)       Performance of Material
                              Agreements....................   5-3
                  (i)       Transactions with Affiliates....   5-3
               (j)          Interest Rate Hedging...........   5-3
               (k)          Control of LIN..................   5-4
               (l)          Reporting Requirements..........   5-4
               (m)          Maintenance of Corporate
                              Separateness..................   5-9
               (n)          Ownership of Unrestricted
                              Subsidiaries..................   5-9
               (o)          Metromedia Acquisition..........   5-10
               (p)          LIN Dividend....................   5-10
               (q)          McCaw Stock Sale................   5-10
               (r)          Simultaneous Borrowings,
                              Prepayments and Commitment
                              Reductions...................    5-10

         5.02     Negative Covenants...................        5-11

               (a)          Liens, Etc......................   5-11
               (b)          Indebtedness....................   5-12
               (c)          Mergers, Etc....................   5-14
               (d)          Sales, Etc. of Assets...........   5-15
               (e)          Investments in Other Persons....   5-16
               (f)          Dividends, Etc..................   5-19
               (g)          Change in Nature of Business....   5-20
               (h)          Compliance with ERISA...........   5-21
               (i)          Plan Amendments.................   5-21
               (j)          Accounting Changes..............   5-21
               (k)          Prepayments, Amendments,
                              Etc. of Debt..................   5-21
               (l)          Amendments, Etc. ...............   5-22
               (m)          Transfer of LIN Shares..........   5-22
               (n)          Negative Pledge.................   5-22
               (o)          Preferred Stock.................   5-23
               (p)          Tax Consolidation...............   5-23
               (q)          Management Fees.................   5-23
               (r)          Holding Company Status..........   5-24
               (s)          Minority Entities...............   5-24
               (t)          Acquire LIN Shares..............   5-25
               (u)          Unrestricted Subsidiaries.......   5-25

         5.03     Financial Covenants..................        5-25

               (a)          Debt-to-Pops Ratio..............   5-25
               (b)          Cash Flow to
                              Debt Service Ratio............   5-26
               (c)          Debt to Cash Flow Ratio.........   5-26
               (d)          Incurrence Test.................   5-27
               (e)          Contel Proceeds.................   5-28

  Section                                            Page

                                ARTICLE VI
                            EVENTS OF DEFAULT

         6.01     Events of Default....................        6-1


                               ARTICLE VII
                                THE AGENTS

         7.01     Authorization and Action.............        7-1
         7.02     Agents' Reliance, Etc................        7-1
         7.03     The Toronto-Dominion Bank Trust
                 Company, Morgan, Kansallis,
                 Provident and Toronto-Dominion
                 and Affiliates..................... 7-2
         7.04     Lender Credit Decision...............        7-3
         7.05     Indemnification......................        7-3
         7.06     Successor Collateral Agent or
                 Administrative Agent; Successor
                 Arranging Agents................... 7-4
         7.07     The Managing Agents, Co-Agents,
                 Co-Managers, Managers and
                 Participants....................... 7-5


                               ARTICLE VIII
                              MISCELLANEOUS

         8.01     Amendments, Etc......................        8-1
         8.02     Notices, Etc.........................        8-2
         8.03     No Waiver; Remedies..................        8-3
         8.04     Costs; Expenses......................        8-3
         8.05     Right of Set-off.....................        8-5
         8.06     Binding Effect; Survival.............        8-5
         8.07     Assignments and Participations.......        8-5
         8.08     Governing Law........................        8-10
         8.09     Execution in Counterparts............        8-10
         8.10     Confidentiality of Financial
                 Information........................ 8-10
         8.11     Waiver of Jury Trial.................        8-11

                                SCHEDULES

Schedule I   - Commitments and Applicable Lending Offices

Schedule II  - Existing Indebtedness

Schedule III - Subsidiaries, Minority Entities and Cellular
               Entities

Schedule IV  - Material Agreements

Schedule V   - Terms of Subordination

Schedule VI  - Disclosed Litigation

Schedule VII - Approvals

Schedule VIII  -  ERISA Plans

Schedule IX  - Limitations on Dividends

Schedule X   - Existing Liens

                                 EXHIBITS

Exhibit A      - Form of Notice of Borrowing

Exhibit B      - Form of Assignment and Acceptance

Exhibit C      - Form of Compliance Certificate

Exhibit D      - Form of Pledge Agreement

Exhibit E      - Form of Solvency Letter

Exhibit F      - Form of Opinion of Senior Vice President
                   Law to the Borrower

Exhibit G      - Form of Opinion of FCC counsel to the
                   Borrower

Exhibit H      - Form of Opinion of PUC counsel to the
                   Borrower

Exhibit I      - Form of Opinion of special counsel to the
                   Agents

Exhibit J      - Form of Opinion of special counsel to the
                   Borrower

                             CREDIT AGREEMENT


             CREDIT AGREEMENT dated as of February 26, 1990 among McCAW CELLULAR COMMUNICATIONS, INC., a Delaware corporation (the "Borrower"), the banks and financial institutions (the
"Lenders") listed on the signature pages hereof, MORGAN GUARANTY TRUST COMPANY OF NEW YORK ("Morgan"), as administrative agent (together with any successor appointed pursuant to Article VII, the "Administrative Agent") for the Lenders hereunder, KANSALLIS-OSAKE-PANKKI ("Kansallis"), MORGAN, PROVIDENT NATIONAL BANK ("Provident") and THE TORONTO-DOMINION BANK ("Toronto-Dominion"), as arranging agents (together with any successors appointed pursuant to Article VII, the "Arranging Agents") for the Lenders hereunder, and THE TORONTO-DOMINION
BANK TRUST COMPANY, as collateral agent (together with any successors appointed pursuant to Article VII, the "Collateral Agent"). Capitalized terms used in this Agreement are defined in Article I.

                          PRELIMINARY STATEMENTS

             (1) The Borrower intends to acquire a majority of the LIN Shares through the Tender Offer made pursuant to the Offer to Purchase.

             (2) The Borrower also intends, from time to time, to finance the acquisition of entities whose principal assets consist of MSA Franchise Interests and/or RSA Franchise
Interests, to construct plant and operating systems for Cellular Systems or RCC Systems, to purchase or redeem the MCI Warrants and to purchase RCC Assets or to make loans to MSA Franchise Interests or Geographically-Related RSA Franchise Interests, all as more fully set forth herein.

             (3) The Borrower has requested that the Lenders lend up to $3,000,000,000 to the Borrower to enable the Borrower to consummate the Tender Offer and to accomplish the other acquisitions, refinancings and permitted activities described herein. The Lenders have indicated their willingness to lend such amounts on the terms and conditions of this Agreement.

             NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   1-2

                                ARTICLE I

                     DEFINITIONS AND ACCOUNTING TERMS

             SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings
(such meanings to be equally applicable to both the singular and plural forms of the terms defined):

             "Adjusted CD Rate" means, for any Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the sum of:

                  (a) the rate per annum obtained by dividing (i) the rate of interest determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the consensus bid rate determined by each of the Reference Lenders for the bid rates per annum, at 9:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period, of New York certificate of deposit dealers of recognized standing selected by such Reference Lender for the purchase at face value of certificates of deposit of such Reference Lender in an amount substantially equal to such Reference Lender's Adjusted CD Rate Advance comprising part of such Borrowing and with a maturity equal to such Interest Period, by (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage (as defined below) for such Interest Period, plus

                  (b) the Assessment Rate (as defined below) for such Interest Period.

             "Adjusted CD Rate Advance" means an Advance that bears interest as provided in Section 2.06(b).

             "Adjusted CD Rate Reserve Percentage" for the Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any
                                   1-3

         emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion Dollars with respect to liabilities consisting of or including (among other liabilities) Dollar nonpersonal time deposits in the United States with a maturity equal to such Interest Period. The "Assessment Rate" for the Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing means the annual assessment rate estimated by the Administrative Agent on the first day of such Interest Period for determining the then current annual assessment payable by Morgan to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Morgan in the United States. The Adjusted CD Rate for each Interest Period for each Adjusted CD Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Lenders on the first day of such Interest Period, subject, however, to the provisions of Sections 2.02(b) and 2.08.

             "Adjusted Combined Cash Flow" or "ACCF" means, as of any date, unless otherwise provided in this Agreement, Combined Cash Flow for the two most recent fiscal quarters ended on or prior to such date, as set forth in the Compliance Certificate for such most recent fiscal quarter, multiplied by two, adjusted to

                  (a)  include (without duplication):

                       (i)  the Attributable Share (measured as of
                  the last day of the second such fiscal quarter) of the Cash Flow for such two fiscal quarters of each Cellular Business that was either a Restricted Subsidiary or a Qualified Minority Entity on the last day of such second fiscal quarter; and

                      (ii)  the Attributable Share (measured as of
                  the last day of the second such fiscal quarter) of the Cash Flow for such two fiscal quarters of any other business or assets that were acquired by the Borrower or by a Restricted Subsidiary (so long as such business or assets are not designated as an Unrestricted Subsidiary) during such two fiscal quarters; and

                                   1-4

                  (b) exclude (without duplication) the Cash Flow attributable to any interest in a Restricted Subsidiary or Qualified Minority Entity, or any other business or asset, that was disposed of by the Borrower or a Restricted Subsidiary during such two fiscal quarters.

             "Adjusted Combined Debt" or "ACD" means, for any date of determination, Combined Debt on such date less the product of RCC Operating Cash Flow of the Borrower and the Restricted Subsidiaries for the two fiscal quarters set forth in the most recent Compliance Certificate delivered by the Borrower, multiplied by ten.

             "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

             "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent with Morgan at its office at 60 Wall Street, New York, New York, Account No. 999-99-090, Reference: McCaw Cellular Communications, Inc.

             "Advance" has the meaning specified in Section 2.01.

             "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person or is a spouse of or any other relative (by blood, adoption or marriage) of such Person within the third degree or is a partner, member, director, officer or employee of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

             "Agents" means the Administrative Agent, the Arranging Agents and the Collateral Agent.

             "Agreement Value" has the meaning specified in the Pledge Agreement.

             "Amendment" means Amendment No. 2 to the Credit
         Agreement and Amendment No. 1 to the Pledge Agreement
                                   1-5

         dated as of December 3, 1993 among the Borrower, the Lenders and the Agents.

             "Amendment Effective Date" means the date on which the Amendment becomes effective pursuant to the terms thereof. As used herein, the phrase "as in effect on the Amendment Effective Date" means as in effect on the Amendment Effective Date, after giving effect to the execution and delivery of all documents required to be executed and delivered on or prior to the Amendment Effective Date pursuant to the terms thereof.

             "Amortization Commencement Date" means December 31,
         1995.

             "Amortization Date" has the meaning specified in
         Section 2.04(b)(i).

             "Applicable Lending Office" means, for each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, such Lender's CD Lending Office in the case of an Adjusted CD Rate Advance, and such Lender's LIBO Lending Office in the case of a LIBO Rate Advance.

             "Applicable Margin" means, for each Advance, a percentage per annum determined by the ratio of (a) Combined Debt (CD) less Cash Equivalents (determined as set forth below) to (b) Adjusted Combined Cash Flow (ACCF) set forth below:

                             LIBO       Adjusted     Base
                             Rate       CD Rate      Rate
         Ratio of CD/ACCF  Advances     Advances   Advances

         6.0 to 1 (or greater)          1-5/8      1-3/4       5/8
         5.5 to 1 to 6.0 to 1           1-1/2      1-5/8       1/2
         5.0 to 1 to 5.5 to 1           1-1/4      1-3/8       3/8
         4.5 to 1 to 5.0 to 1           1-1/8      1-1/4       1/8
         less than 4.5 to 1               7/8      1       -

         The Applicable Margin will be determined by reference to the amount of Adjusted Combined Cash Flow set forth in the most recent Compliance Certificate delivered by the Borrower from time to time and by reference to the amounts of Combined Debt and Cash Equivalents set forth in the most recent certificate of a Financial Officer of the Borrower containing such information delivered to the Administrative Agent not less than three days before any date of determination. For purposes of this definition,
                                   1-6

         Cash Equivalents shall mean the sum of (a) Cash Equivalents owned by the Borrower and the wholly-owned Restricted Subsidiaries plus (b) the Attributable Share of the Cash Equivalents of each other Restricted Subsidiary plus (c) the Attributable Share of the aggregate Cash Equivalents of the Qualified Minority Entities, but only to the extent that such amount of Cash Equivalents does not exceed the Attributable Share of the Combined Debt of the Qualified Minority Entities.

             "Approved Accountants" means any of Arthur Andersen & Co., Price Waterhouse, KPMG Peat Marwick, Deloitte &
         Touche, Coopers & Lybrand and Ernst & Young.

             "Approved Asset Sales" means all sales, transfers and other dispositions of assets that have been approved in writing by the Lenders and the 1993 Lenders.

             "Approved Cellular Assets" means (a) any Franchise Interest (i) with respect to an MSA or RSA in which the Borrower or LIN has, on the date hereof, a Franchise Interest, if the Cellular Entity in which such Franchise Interest is being acquired is (or would become after giving effect to the acquisition of such Franchise Interest) a Restricted Subsidiary; (ii) with respect to any of the 25 largest MSAs (measured at the time of acquisition), if the Cellular Entity serving such MSA is (or would become after giving effect to the acquisition of such Franchise Interest) a Restricted Subsidiary; (iii) with respect to an MSA or RSA that is located adjacent to an MSA in which the Borrower or LIN has, on the date hereof, a Franchise Interest, if the Cellular Entity serving such MSA or RSA is (or would become after giving effect to the acquisition of such Franchise Interest) a Restricted Subsidiary; (iv) with respect to any MSA or RSA in a group of adjacent MSAs and RSAs that have an aggregate number of MSA Pops at least equal to the number of MSA Pops for the 15th largest MSA (measured at the time of acquisition), if after giving effect to any such acquisition the Borrower and its Restricted Subsidiaries would own at least 50% of the equity interests having the power to vote to elect the Board of Directors or other governing body of each Cellular Entity in such group; or (v) with respect to MSAs and RSAs that are part of a Cellular Group, if Cellular Entities representing at least 80% of the Total Cellular Group Pops for such Cellular Group are (or would become after giving effect to the acquisition of such Franchise Interest) Restricted Subsidiaries; and (b) cellular
                                   1-7

         equipment acquired by any Cellular Entity or Cellular Group referred to in clauses (a)(ii)-(v) above, to the extent acquired in connection with the acquisition of such Franchise Interests.

             "Arranging Agents" has the meaning specified in the recital of parties to this Agreement.

             "Asset Sale Balance" means the sum of (a)
         $101,539,190.25 and (b) 75% of the amount by which the aggregate Net Cash Proceeds of all Permitted Dispositions that occur after December 3, 1993 exceed the aggregate purchase price of all Approved Cellular Assets acquired by the Borrower and the Restricted Subsidiaries after December 3, 1993.

             "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible
         Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

             "AT&T" means American Telephone and Telegraph Company.

             "AT&T Merger Agreement" means the Agreement and Plan of Merger dated August 16, 1993 among AT&T, Ridge and the Borrower, as in effect on December 3, 1993.

             "Attributable Share" means, for purposes of determining the Pops, income, Indebtedness or other measured characteristic of any Person, the percentage ownership interest in such Person held directly or indirectly by the Borrower (other than any such ownership interest held by an Unrestricted Subsidiary).

             "Available Commitment" means for any Lender the amount by which such Lender's Commitment exceeds such Lender's
         Unavailable Commitment.

             "Bank Credit Facilities" means this Agreement and the 1993 Credit Agreement.

             "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by Morgan in New York, New York, from time to time, as its prime rate; provided that with respect to any Advance that is made during the period from December 15th of any year through
                                   1-8

         January 15th of the following year, such rate per annum for such Advance during such period (regardless of whether the Interest Period for such Advance shall extend beyond such period) shall at all times be equal to the higher of such prime rate and a rate equal to 1/2 of 1% per annum above the Federal Funds Rate.

             "Base Rate Advance" means an Advance that bears interest as provided in Section 2.06(c) and each payment or advance made by any Agent or any Lender under Section
         8.04(d).

             "Board of Directors" of any Person means the board of directors of such Person or any duly authorized committee of such board.

             "Borrower" has the meaning specified in the recital of parties to this Agreement.

             "Borrower's Account" means the account of the Borrower maintained by the Borrower with Morgan at its office at 60 Wall Street, New York, New York, Account No. 000-56-082,
         Reference:  McCaw Cellular Communications, Inc.

             "Borrowing" means a borrowing consisting of Advances of the same Type made on the same day by the Lenders.

             "BT" means British Telecom USA Holdings, Inc.

             "BT Purchase Agreement" means the Purchase Agreement dated January 19, 1989 between the Borrower and BT, as amended from time to time.

             "BT Shareholders Agreement" means the Shareholders
         Agreement dated as of June 20, 1989 among the Borrower, BT, Craig O. McCaw, John E. McCaw, Jr., Bruce R. McCaw and
         Keith W. McCaw, as amended from time to time.

             "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any LIBO Rate Advances, on which dealings are carried on in the London interbank market.

             "Capital Expenditures" means, for any period, the sum of (without duplication) (a) all expenditures during such period for real property or improvements and equipment utilized in a Cellular Business and other
                                   1-9

         business operations, or for replacements or substitutions therefor or additions thereto, that have a useful life of more than one year plus (b) the entire principal amount of any Indebtedness assumed or incurred in connection with any such expenditures.

             "Capitalized Leases" has the meaning specified in clause (e) of the definition of Indebtedness.

             "Cash Equivalents" means, to the extent owned free and clear of all Liens: (a) Dollars on hand and in insured demand deposit accounts; (b) obligations issued or unconditionally guaranteed by the United States or any agency thereof; (c) certificates of deposit or bankers' acceptances that become payable within one year after the date of issuance and that are issued by (i) any Lender or
         (ii) any other commercial bank organized under the laws of the United States or any state thereof or any other country that is a member of the OECD or any political subdivision of such country and having combined capital and surplus of at least $1,000,000,000; (d) commercial paper with a rating of at least "Prime-1" by Moody's Investors Service, Inc. or "A-1" by Standard & Poor's Corporation; and (e) repurchase and reverse repurchase agreements with any securities dealer with respect to securities of the types specified in clauses (a) through (d) in respect of an aggregate principal amount of securities not in excess of $50,000,000 and that are fully collateralized by any of the securities specified in clauses (a) through (d).

             "Cash Flow" or "CF" means, for any Person for any period, the sum of:

                  (a)  the Net Income of such Person for such
             period; and

                  (b)  the sum of the following (to the extent
             deducted in the computation of such Net Income):

                       (i)  depreciation expense;

                      (ii)  amortization expense;

                     (iii)  Interest Expense;

                      (iv)  charges for reserves for deferred
                  taxes; and

                                  1-10

                       (v)  other non-cash items.

             "CD Lending Office" means, for any Lender, the office of such Lender specified as its "CD Lending Office" opposite its name in Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

             "Cellular Assets" means each Cellular System or
         Franchise Interest owned directly or indirectly by the Borrower or any Restricted Subsidiary.

             "Cellular Business" means the business of operating one or more Cellular Systems and other businesses directly related thereto.

             "Cellular Entity" means a Cellular Licensee, Cellular Permittee or a Cellular Tentative Selectee.

             "Cellular Group" means any group of MSAs and RSAs that is operated as a single cellular cluster on a basis comparable to the basis on which the Borrower has operated its cellular clusters prior to the date hereof and that has Total Cellular Group Pops at least equal to the number of MSA Pops for the 15th largest MSA (measured at the time of acquisition), if either each MSA and RSA within such group is within 25 miles of another MSA or RSA in such group or the Borrower demonstrates to the satisfaction of the Arranging Agents that it will operate such cellular group as a single cellular cluster.

             "Cellular Licensee" means any Person that is authorized by the FCC to own, control and operate a Cellular System in an MSA or an RSA.

             "Cellular Permittee" means a Person that is authorized by the FCC to construct a Cellular System in an MSA or an RSA.

             "Cellular System" means a domestic public cellular radio telecommunications service system licensed under Part 22 of the FCC's Rules.

             "Cellular Tentative Selectee" means a Person
         designated in a public notice issued by the FCC to become
                                  1-11

         a Cellular Permittee unless and until such designation shall have been reversed or revoked by the FCC.

             "Class A Shares" has the meaning specified in
         Section 4.01(w).

             "Class B Shares" has the meaning specified in
         Section 4.01(w).

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Collateral" means all "Collateral" referred to in the Pledge Agreement and all other property that is subject to any Lien in favor of the Agents or the Lenders.

             "Collateral Agent" has the meaning specified in the recital of the parties to this Agreement.

             "Combined Cash Flow" or "CCF" means, for any period, the sum of (without duplication):

                  (a) Consolidated Cash Flow of the Borrower and the wholly-owned Restricted Subsidiaries for such period; and

                  (b) the Attributable Share of the Cash Flow of each other Restricted Subsidiary and each Qualified
             Minority Entity for such period.

             "Combined Debt" means, for any date of determination:

                  (a)  the sum of (without duplication):

                       (i)  Indebtedness of the Borrower; and

                      (ii)  the Attributable Share of the
                  Indebtedness of each Restricted Subsidiary and each Qualified Minority Entity; provided that Indebtedness owing by a Restricted Subsidiary or a Qualified Minority Entity to the Borrower or another Restricted Subsidiary or by the Borrower to a Restricted Subsidiary shall not be included in this calculation; less

                  (b)  for purposes of determining compliance with
             Section 5.03(a) only:

                                  1-12

                       (i)  before October 1, 1991, Indebtedness
                  evidenced by the Convertible Subordinated
                  Debentures; and

                      (ii)  before October 1, 1992, Indebtedness
                  evidenced by the Convertible Discount Debentures

             (the amount of such convertible Indebtedness to be determined in accordance with GAAP).

             "Combined Operating Cash Flow" or "COCF" means, for any period, the sum of (without duplication):

                  (a)  Consolidated Operating Cash Flow of the
             Borrower and the wholly-owned Restricted Subsidiaries for such period; and

                  (b) the Attributable Share of the Operating Cash Flow of each other Restricted Subsidiary and each Qualified Minority Entity for such period.

             "Commitment" means for each Lender the amount set forth opposite such Lender's name in Schedule I hereto under the caption "Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as the same may be reduced pursuant to Section 2.04(a) or (b).

             "Communications Assets" means Cellular Assets, RCC
         Assets and other telephone or telecommunications assets.

             "Compliance Certificate" means a certificate of a Financial Officer of the Borrower, in substantially the form of Exhibit C hereto, to be delivered pursuant to
         Section 5.01(l)(ii) and (iii).

             "Consolidated", with respect to any Person and any specified Subsidiaries, refers to the consolidation of financial statements of such Person and such Subsidiaries in accordance with GAAP.

             "Contel Agreement" means the Agreement dated
         October 2, 1989 by and among the Borrower, Cellular Fund, Inc. and Contel Cellular Inc.

             "Contel Transaction" means the sale by the Borrower of its Cellular Assets in 13 markets in Alabama, Kentucky and Tennessee pursuant to the Contel Agreement.

                                  1-13

             "Convertible Debentures" means the Convertible
         Discount Debentures and the Convertible Subordinated
         Debentures.

             "Convertible Discount Debentures" means the Borrower's $285,765,000 Convertible Senior Subordinated Discount
         Debentures due June 15, 2008 issued under an Indenture dated as of June 15, 1988 between the Borrower and Seattle-First National Bank, as trustee.

             "Convertible Subordinated Debentures" means the
         Borrower's $115,000,000 8% Convertible Senior Subordinated Debentures due June 15, 2008 issued under an Indenture dated as of June 15, 1988 between the Borrower and Seattle-First National Bank, as trustee.

             "Core Properties" means each of the Restricted Subsidiaries that owns Franchise Interests in the following
         MSAs: Seattle, Washington; Tacoma, Washington; Portland, Oregon; Tampa, Florida; Jacksonville, Florida; Orlando, Florida; West Palm Beach, Florida; and Miami, Florida.

             "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

             "Designated Party" has the meaning specified in the Shareholders Agreement as in effect on the date hereof.

             "Disclosed Litigation" has the meaning specified in
         Section 3.01(c).

             "Dollars" and the sign "$" each mean lawful money of the United States of America.

             "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" set forth opposite its name in
         Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

             "Economic Ownership" means for purposes of determining the percentage of Voting Stock legally and beneficially owned by AT&T (a) all Voting Stock of which AT&T is the sole legal and beneficial owner and (b) a portion of the Voting Stock legally and beneficially
                                  1-14

         owned by a Majority Entity equal to the percentage ownership interest that AT&T holds directly or indirectly in such Majority Entity. Notwithstanding any other provision set forth herein, Voting Stock legally or beneficially owned by an entity that is not a Majority Entity (other than AT&T) shall not be included in the determination of Economic Ownership.

             "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000 and a combined capital and surplus of at least $100,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000 and a combined capital and surplus of at least $100,000,000; (c) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $500,000,000 and a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the United States; (d) the central bank of any country that is a member of the OECD; (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $500,000,000 and (other than in the case of a fund) a combined capital and surplus of at least $100,000,000; and (f) any Affiliate of any Lender acceptable to the Borrower; provided that such acceptance by the Borrower shall not be unreasonably withheld (and shall be deemed to be given if the Borrower fails to respond to a written request therefor within ten Business Days after its receipt thereof).

             "Environmental Law" means any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health or safety or to the release of any materials into the environment, including, without limitation, the Clean Air Act, as amended, the Clean Water Act of 1977, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous
                                  1-15

         Materials Transportation Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

             "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

             "ERISA Event" means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to
         Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA;
         (d) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required under
         Section 302(f)(1) of ERISA which Section imposes a lien for failure to make required payments; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition that might constitute grounds under
         Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

             "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

             "Events of Default" has the meaning specified in
         Section 6.01.

                                  1-16

             "Excess Cash Flow" means, for any fiscal year, Combined Cash Flow for such fiscal year less (without duplication) (a) Pro Forma Combined Debt Service for the next succeeding fiscal year determined on the basis of the outstanding principal balance of Combined Debt as of the first day of such next succeeding fiscal year, (b) projected Capital Expenditures, projected costs to be incurred in connection with any permitted acquisition of Franchise Interests and RCC Assets and loans that are permitted by Section 5.02(e) that the Borrower expects to incur during the next succeeding fiscal year (projected in good faith by a Financial Officer of the Borrower and set forth in a certificate delivered to the Lenders pursuant to
         Section 5.01(l)(iii)), (c) the amount reserved for deferred taxes during such fiscal year, (d) expenditures for, or cash losses with respect to, extraordinary items during such fiscal year and (e) $100,000,000.

             "Excluded Sale" has the meaning assigned in Section
         2.04(b)(iii).

             "Existing Indebtedness" means the Indebtedness of the Borrower and the Restricted Subsidiaries as of December 3, 1993, as set forth in Schedule II hereto.

             "Existing Loan Agreement" means the Loan Agreement dated as of December 24, 1987 among the Borrower and the agents and banks party thereto, as amended to the date hereof.

             "Facility" means the aggregate amount of the Lenders'
         Commitments.

             "FCC" means the Federal Communications Commission, or any successor agency or entity performing substantially the same functions.

             "FCC License" means any mobile telephone, cellular telephone, microwave or other communications license, permit, certificate of compliance, franchise, approval or authorization granted or issued by the FCC for control, ownership, construction or operation of a Cellular System.

             "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds
                                  1-17

         brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

             "Final Maturity Date" means the earliest of (a) March 31, 2000, (b) the final maturity date of the 1993 Credit
         Agreement and (c) the date on which the Commitments of the Lenders have been reduced to zero.

             "Final Order" means an order, license, permit, consent, approval or other authorization of a Regulatory
         Authority that is no longer subject to reconsideration or review by such Regulatory Authority or by any court or administrative body.

             "Financial Information" has the meaning specified in
         Section 8.10.

             "Financial Officer" means, as to any Person, the chief executive officer, the chief financial officer, any senior vice president of finance, the treasurer or the controller of that Person.

             "First-Tier Restricted Subsidiary" means any
         Restricted Subsidiary any of the equity interests in which are registered in the name of the Borrower or otherwise directly owned by the Borrower.

             "Franchise" means a franchise, permit or license (including, without limitation, an FCC License), designation (including, without limitation, as a Cellular Tentative Selectee) or certificate granted by the United States or any other country or state or a city, town, county or other municipality (to the extent subject to regulation thereby), public utility commission or public service commission, power company or any other regulatory authority pursuant to which a Person has the right to own, control, construct or operate a Cellular System or RCC System.

             "Franchise Interest" means a direct or indirect ownership interest in any Person that is a Cellular Entity.

                                  1-18

             "GAAP" has the meaning specified in Section 1.03.

             "Geographically-Related RSA" means an RSA located adjacent to or within 25 miles of an MSA Cellular System controlled by the Borrower or a Subsidiary.

             "Hazardous Materials" means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. Section 172.101, materials defined as hazardous pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and
         Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates or asbestos or material containing asbestos.

             "Hedge Agreement" means interest rate swap, cap, collar, ceiling, hedge or other interest rate protection agreement designed to hedge against fluctuations in interest rates.

             "Holdings" means MMM Holdings, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Borrower.

             "Indebtedness" of any Person means (without duplication):

                  (a) all indebtedness of such Person for borrowed money;

                  (b)  all obligations of such Person for the
             deferred purchase price of capital assets (including amounts owed to sellers of Franchise Interests, Cellular Systems, RCC Franchise Interests or RCC Systems for the acquisition thereof);

                  (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds, letters of credit and similar undertakings in connection with the construction, development or operation of a business, to the extent such undertakings do not secure an obligation for borrowed money or the deferred purchase price of property or services);

                  (d)  all indebtedness created or arising under
             any conditional sale or other title retention
             agreement with respect to property acquired by such
                                  1-19

             Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

                  (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases
             ("Capitalized Leases"), to the extent properly classified as a liability on the balance sheet of such Person;

                  (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (to the extent not included in clause (c) above);

                  (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (other than the obligation to repurchase the MCI Warrants under the MCI Warrant Agreement), which obligations shall be valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, can reasonably be expected to become payable;

                  (h) all Indebtedness referred to in clauses (a) through (g) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
             (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or
             (iv) otherwise to assure a creditor against loss; and

                                  1-20

                  (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

             "Indemnified Party" has the meaning specified in
         Section 8.04(b).

             "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA.

             "Intercreditor Agreement" means the Intercreditor
         Agreement, in substantially the form of Exhibit K hereto
         (as amended from time to time in accordance with its terms).

             "Interest Expense" means, for any period, interest expense for such period, including, without limitation, imputed interest on Capitalized Leases.

             "Interest Period" means, for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of a LIBO Rate Advance, one, two, three or six months, and, subject to clause (v) below, nine or twelve months, (b) in the case of an Adjusted CD Rate Advance, 30, 60, 90 or 180 days and (c) in the case of a Base Rate Advance, any period up to 30 days (or, in the case of any payment or advance made by any Agent or any Lender under Section 8.04(d), a period equal to 30 days), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day (in the case of a LIBO Rate Advance having an Interest Period of six months or less), the fifth Business Day (in the case of a LIBO Rate Advance having an Interest Period of nine months or twelve months), the second Business Day (in the case of an Adjusted CD Rate Advance) or the Business Day (in the
                                  1-21

         case of a Base Rate Advance) prior to the first day of such Interest Period, select; provided, however, that:

                  (i) the Borrower may not select any Interest Period for any Advance that ends after any Amortization Date unless, after giving effect to such selection, the aggregate unpaid principal amount of Advances owing to each Lender and having Interest Periods that end on or after such Amortization Date shall be equal to or less than the amount to which the Commitment of such Lender is automatically reduced on such Amortization Date pursuant to Section 2.04(b)(i) and the principal amount of Advances due and payable on and prior to such Amortization Date;

                 (ii)  the Borrower may, subject to Section
             2.02(b)(i), make more than one Borrowing on any Business Day, but Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

                (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, in the case of any Interest Period for a LIBO Rate Advance, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                 (iv)  whenever the first day of any Interest
             Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month;

                  (v)  with respect to LIBO Rate Advances, the
             Borrower shall not be entitled to elect an Interest
             Period having a duration of nine months or twelve
             months if, by close of business (New York City time)
             on the third Business Day prior to the first day of
             such Interest Period, any Lender notifies the
             Administrative Agent (which shall deliver a copy of
                                  1-22

             such notice to the Borrower) that such Lender would be unable to obtain funding for, or that the LIBO Rate will not reflect the cost to such Lender of funding or maintaining, the LIBO Rate Advance to be made by such Lender for the period selected by the Borrower and any such Advances made by the Lenders on such first day of the Interest Period shall be Base Rate Advances; following receipt of such notice the Borrower's right to select Interest Periods for LIBO Rate Advances having a duration of nine months or twelve months shall be suspended until such Lender subsequently notifies the Administrative Agent that the circumstances causing such suspension no longer exist;


                 (vi)  during the period from the date hereof
             through, and including, the six-month anniversary of such date the Borrower shall be entitled to select Interest Periods having a duration of only 30 days, in the case of an Adjusted CD Rate Advance or one month, in the case of a LIBO Rate Advance; and

                (vii)  in addition to the requirements of clause
             (vi), the Borrower shall select Interest Periods for LIBO Rate Advances and Adjusted CD Rate Advances so that no LIBO Rate Advances and no Adjusted CD Rate Advances shall be outstanding (A) on the date of the initial Borrowing hereunder and for five consecutive Business Days thereafter, (B) for at least an additional period of five consecutive Business Days during each of the period from the eighth calendar day until the twenty-first calendar day of the month of April 1990 and the period from the tenth calendar day until the twenty-third calendar day of the month of June 1990 and (C) for a period of five consecutive Business Days occurring within two weeks before or after the six-month anniversary of the date of such initial Borrowing.

             "Investment" in any Person means any loan or advance to, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of, any capital contribution to or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clauses (h) and (i) of the definition of "Indebtedness" in respect of such Person.

                                  1-23

             "Kansallis" has the meaning specified in the recital of parties to this Agreement.

             "Lenders" means the banks and financial institutions listed on the signature pages hereof and each Eligible
         Assignee that shall become a party hereto pursuant to
         Section 8.07.

             "LIBO Lending Office" means, with respect to any Lender, the office of such Lender specified as its "LIBO Lending Office" set forth opposite its name in Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

             "LIBO Rate" means, for any Interest Period for each LIBO Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered to the Reference Lenders by leading banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Lender's LIBO Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest Period. The LIBO Rate for each Interest Period for each LIBO Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Lenders two Business Days before the first day of such Interest Period, subject, however, to the provisions of Sections 2.02(b) and 2.08.

             "LIBO Rate Advance" means an Advance that bears interest as provided in Section 2.06(a).

             "LIBO Rate Reserve Percentage" for the Interest Period for each LIBO Rate Advance comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the
                                  1-24

         Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBO Rate Advances is determined) having a term equal to such Interest Period.

             "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, but not including any inchoate right of set-off as such.

             "LIN" means LIN Broadcasting Corporation, a Delaware corporation.

             "LIN Borrowing" means each Borrowing the proceeds of which will be used directly or indirectly by the Borrower to acquire LIN Shares in connection with the consummation of the Tender Offer.

             "LIN Share" means each issued and outstanding share of LIN's common stock, together with the Rights associated with such share of common stock.

             "Loan Documents" means this Agreement and the Pledge
         Agreement.

             "Los Angeles Contribution" means the transfer by the Borrower to LIN, as a contribution to capital or otherwise without consideration, of the Borrower's 4.9725% ownership interest in the non-wireline cellular licensee serving the Los Angeles market.

             "Majority Entity" means, with respect to AT&T, any Person of which AT&T legally and beneficially owns more than 50% of the combined voting power of all of such Person's Voting Stock.

             "Majority Lenders" means, at any time, Lenders having more than 50% of the aggregate unpaid principal amount of the Advances, or if no such principal amount
                                  1-25

         is then outstanding, Lenders having more than 50% of the Commitments.

             "Marketable Security" means any debt or equity security that is either listed on a national securities exchange or for which a quotation is available through the National Association of Security Dealers Automated Quotation System; provided that Marketable Security shall not include (a) any security that belongs to a class of securities of which the Borrower and the Restricted Subsidiaries own, in the aggregate, 20% or more of all issued and outstanding securities and (b) any security that is subject, in the good faith judgment of the Arranging Agents, to material restrictions on resale.

             "Material Agreement" means each agreement that is material to the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole.

             "Material Restricted Subsidiary" means each of the Core Properties and any Restricted Subsidiary or group of Restricted Subsidiaries that, in the aggregate, owns or holds the lesser of (a) 500,000 Pops or (b) at least 1% of all Pops then owned or held by the Borrower and the Restricted Subsidiaries.

             "McCaw Family" has the meaning specified in the Shareholders Agreement as in effect on the date hereof.

             "McCaw Stock Sale" means the sale by the Borrower to LIN, for cash in the amount of $425,000,000, of a number of Class A Shares that, at the time of such sale, have a fair market value equal to such amount.

             "MCI" means McCaw Cellular, Inc., a Washington corporation.

             "MCI Common Stock" means the Class A Common Stock of MCI.

             "MCI Debt" means the 12-3/4% Senior Notes of MCI due January 1, 1994 issued pursuant to an Indenture dated as of July 1, 1986 between MCI and Bankers Trust Company, as trustee and the 13% Senior Subordinated Notes due July 1, 1996 issued pursuant to an Indenture dated as of July 1, 1986 between MCI and Bankers Trust Company, as trustee.

                                  1-26

             "MCI Warrant Agreement" means the agreement dated as of July 1, 1986 between MCI and United States Trust Company of New York, as warrant agent.

             "MCI Warrant Price" means, as of any date, the greater of (a) the fair market value of the MCI Warrants on such date as determined by the average of two appraisals (which appraisals shall not discount such fair market value for lack of liquidity, lack of control or non-exercisability) by qualified, nationally recognized appraisers or investment bankers; and (b) the Minimum Value on such date.


             "MCI Warrants" means the warrants issued by MCI pursuant to the MCI Warrant Agreement.

             "Merger" means the merger of Ridge with and into the Borrower with the Borrower as the surviving corporation in accordance with the terms set forth in the AT&T Merger
         Agreement.

             "Minimum Value" means (i) at all times prior to January 1, 1992, $51.3515 per MCI Warrant, (ii) for each successive six-month period thereafter through June 30, 1998, an amount per MCI Warrant equal to the product of the Minimum Value immediately prior to such period and 1.085, plus a prorated portion of the increase payable on the next succeeding six-month increase date, and (iii) thereafter, the highest amount per MCI Warrant determined pursuant to clause (ii) above.

             "Minority Entity" means any Person that owns or operates a Cellular Business, other than a Subsidiary of the Borrower, in which any Restricted Subsidiary holds an equity or other ownership interest.

             "Morgan" has the meaning specified in the recital of the parties to this Agreement.

             "MSA" means a "Metropolitan Statistical Area", as such term is defined and modified by the FCC for purposes of Cellular System licensing.

             "MSA Pops" means, for each MSA for which a Cellular Licensee or Cellular Permittee holds an FCC License, the number of residents of such MSA as reflected in the Donnelly Marketing Service population estimates for 1989.

                                  1-27

             "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

             "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

             "Net Cash Proceeds" means, for any sale, lease, transfer or other disposition of any asset, or for any sale or issuance of any security, by any Person, the aggregate amount of cash received by or on behalf of such Person for such asset or security (whether as initial consideration or through payment or disposition of deferred consideration) after deducting therefrom (a) the amount of such proceeds required to be applied to repay Indebtedness of any Subsidiary or Minority Entity or Indebtedness secured by any asset so disposed of, (b) brokerage commissions, legal fees, finder's fees and other similar fees and commissions,
         (c) taxes currently payable in connection with or as a result of such transaction, and (d) other out-of-pocket costs incurred in connection therewith, in the case of each of clauses (a), (b), (c) and (d) above to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, paid to a Person that is not an Affiliate of such Person (or, if paid to such an Affiliate, to the extent the terms of such payment are no more favorable to such Affiliate than such terms would be in an arm's-length transaction) and are properly attributable to such transaction or to the asset or security that is the subject thereof.

             "Net Income" means, for any Person and for any period, the net income (or net loss) of such Person for such period; provided that such amount shall be adjusted to exclude (to the extent otherwise included therein):

                                  1-28

                  (a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period and except for normal accruals and reversals in the ordinary course of business;

                  (b)  any write-up or write-down of any asset;

                  (c)  any net gain from the collection of the
             proceeds of life insurance policies;

                  (d) any gain arising from the acquisition of any securities or Indebtedness of such Person and any net loss arising from the exercise of any warrant of such Person;

                  (e) any deferred credit representing the excess of equity in any Person at the date of acquisition over the cost of the investment in such Person;

                  (f) any aggregate net gain (or loss) during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities) other than (i) any sale, exchange or other disposition in the ordinary course of business and (ii) any sale, exchange or disposition of equipment utilized in the business of such Person, the pro rata share of Net Income of which is included herein;

                  (g)  all extraordinary items; and

                  (h) any net income that is attributable to an entity that is neither a Restricted Subsidiary nor a Qualified Minority Entity, other than amounts actually received by a Restricted Subsidiary as a distribution or dividend.

             "1993 Administrative Agent" means the "Administrative Agent", as such term is defined in the 1993 Credit
         Agreement.

             "1993 Advance" means each "Advance", as such term is defined in the 1993 Credit Agreement.

                                  1-29

             "1993 Agent" means each "Agent", as such term is defined in the 1993 Credit Agreement.

             "1993 Agreement Value" means the "Agreement Value", as such term is defined in the 1993 Credit Agreement.

             "1993 Commitments" means the "Commitments", as such term is defined in the 1993 Credit Agreement.

             "1993 Credit Agreement" means the $1,000,000,000
         Credit Agreement dated as of December 3, 1993 among the Borrower, the Lenders party thereto, TD (Texas), as Administrative Agent, Toronto-Dominion, PNC and Barclays Bank PLC, as Arranging Agents and TD (Texas), as Collateral Agent, as amended from time to time in accordance with
         Section 5.02(l) and the Intercreditor Agreement.

             "1993 Lender" means each "Lender", as such term is defined in the 1993 Credit Agreement.

             "1993 Loan Documents" means the 1993 Credit Agreement and the 1993 Pledge Agreement.

             "1993 Pledge Agreement" means the "Pledge Agreement" as such term is defined in the 1993 Credit Agreement.

             "Notice of Borrowing" has the meaning specified in
         Section 2.02(a).

             "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents and the 1993 Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document or any 1993 Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender or 1993 Lender, in its sole discretion, may elect to pay or advance on behalf of the
                                  1-30

         Borrower pursuant to Section 8.04(d) of this Agreement or the 1993 Credit Agreement.

             "OECD" means the Organization for Economic Cooperation and Development.

             "Offer to Purchase" means the Borrower's Offer to Purchase dated June 8, 1989, as amended from time to time.

             "Operating Cash Flow" or "OCF" means, for any Person for any period, Cash Flow of such Person for such period plus Variable Marketing Expenses of such Person for such period.

             "Other Taxes" has the meaning specified in Section
         2.11(b).

             "Paging One Agreement" means the Loan Agreement dated as of February 15, 1988 among McCaw Paging One, Inc., The Toronto-Dominion Bank Trust Company, as agent, and the lenders party thereto.

             "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

             "Permitted Cellular Asset Swap" means any disposition followed by an acquisition, or other similar exchange, of Cellular Assets (other than any of the Core Properties) by the Borrower or any Restricted Subsidiary meeting the following criteria: (a) within 150 days after the consummation of such disposition, a Financial Officer of the Borrower shall have delivered a certificate to the Administrative Agent stating that the Borrower or a Restricted Subsidiary has acquired or has entered into one or more binding and enforceable agreements to acquire other Cellular Assets having an aggregate fair market value substantially equal to the value of the Cellular Assets disposed of (such determination to be made in the good faith judgment of a Financial Officer of the Borrower and so stated in such certificate) and (b) within 365 days after the date on which such binding agreement or agreements have been executed and delivered by the parties thereto, a Financial Officer of the Borrower shall have delivered a certificate to the Administrative Agent stating that the Borrower or a Restricted Subsidiary has consummated such acquisition; provided that (i) the Cellular Assets acquired by the Borrower or a Restricted Subsidiary shall
                                  1-31

         not be designated as an Unrestricted Subsidiary and (ii) if the Borrower or a Restricted Subsidiary has not acquired or entered into one or more agreements to acquire Cellular Assets that are substantially equal in value to the Cellular Assets disposed of, a Permitted Cellular Asset Swap shall be deemed to have occurred to the extent of the value of the Cellular Assets actually acquired or to which such agreements apply, as the case may be (such determinations of value to be made in the good faith judgment of a Financial Officer of the Borrower and so stated in the certificates of such Financial Officer referred to in clauses (i) and (ii) above).

             "Permitted Disposition" has the meaning specified in
         Section 2.04(b)(iii)(G).

             "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (unless otherwise provided in this definition):

                  (a)  Liens for taxes, assessments and
             governmental charges or levies to the extent not required to be paid by the Borrower or any Restricted Subsidiary under Section 5.01(b);

                  (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days;

                  (c) Liens (other than any Lien imposed by ERISA) or deposits made in the ordinary course of business to secure obligations under workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (to the extent such undertakings do not secure obligations for the payment of borrowed money or the deferred purchase price of property or services);

                  (d)  easements, rights of way and other
             encumbrances on title to real property that do not
             render title to the property encumbered thereby
                                  1-32

             unmarketable or materially adversely affect the use of such property for its present purposes; and

                  (e) judgment Liens that in the aggregate do not exceed $5,000,000, each of which has not been in existence for a period of more than 60 days or the execution of each of which has been stayed pending appeal.

             "Permitted RCC Asset Swap" means any disposition of
         RCC Assets followed by an acquisition of Communications Assets, or other similar exchange of such assets, or followed by an Investment in the Restricted Subsidiaries, by the Borrower or any Restricted Subsidiary meeting the following criteria: (a) the fair market value (determined in good faith by a Financial Officer of the Borrower and set forth in the certificates of such Financial Officer described in clause (b) below) of all such RCC Assets disposed of after the date hereof shall not exceed $250,000,000; and (b) (i) within 150 days after the consummation of such disposition, a Financial Officer of the Borrower shall have delivered a certificate to the Administrative Agent stating that a Restricted Subsidiary or the Borrower (so long as such assets are not designated as an Unrestricted Subsidiary) has acquired or has entered into one or more binding and enforceable agreements to acquire Communications Assets having a fair market value substantially equal to the value of the RCC Assets disposed of (such determination to be made in the good faith judgment of a Financial Officer of the Borrower and so stated in such certificate) or an amount equal to such fair market value has been or will be invested in a Restricted Subsidiary or Restricted Subsidiaries and (ii) within 365 days after the date on which the parties thereto executed and delivered such binding agreement or agreements, a Financial Officer of the Borrower shall have delivered a certificate to the Administrative Agent stating that the Borrower or a Restricted Subsidiary has consummated such acquisition of Communications Assets or has invested such amount in a Restricted Subsidiary or Restricted Subsidiaries; provided that, if the Borrower or a Restricted Subsidiary has not acquired or entered into one or more agreements to acquire Communications Assets that are substantially equal in value to the RCC Assets disposed of or made an Investment in Restricted Subsidiaries in substantially such amount, a Permitted RCC Asset Swap shall be deemed to have occurred to the extent of the value of the RCC Assets actually acquired
                                  1-33

         or to which such agreements apply or to the extent of the amount actually so invested, as the case may be (such determinations of value to be made in the good faith judgment of a Financial Officer of the Borrower and so stated in the certificates referred to in clause (b) above).

             "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

             "Plan" means a Single Employer Plan or a Multiple
         Employer Plan.

             "Pledge Agreement" has the meaning specified in
         Section 3.01(f)(vi).

             "Pledged Debt" has the meaning specified in the Pledge
         Agreement.

             "Pledged Shares" has the meaning specified in the Pledge Agreement.

             "Pops" means (a) MSA Pops and (b) up to 4,500,000 RSA
         Pops.

             "Private Market Value Guarantee" means the Private
         Market Value Guarantee dated December 11, 1989 between the Borrower and LIN.

             "Pro Forma Combined Debt Service" or "PCDS" means the sum of all amounts scheduled to be paid during the current fiscal quarter and the three consecutive fiscal quarters following such fiscal quarter by the Borrower, each Restricted Subsidiary and each Qualified Minority Entity to any other Person with respect to:

                  (a)  the principal of Combined Debt outstanding
             (other than repayment of Advances pursuant to Section 2.05, but including reduction of the Commitments pursuant to Section 2.04(b)(i));

                  (b) interest on such Combined Debt (excluding amortization of debt discount and expense, but including imputed interest on Capitalized Leases, and assuming, in the case of fluctuating interest rates that cannot be determined in advance, that the
                                  1-34

             rate in effect will remain in effect throughout such period);

                  (c)  commitment, agency or other fees with
             respect to such Combined Debt;

                  (d) dividends and other amounts scheduled to be paid with respect to capital stock (other than dividends payable in additional shares of such capital stock), in each case with respect to such Combined Debt and capital stock outstanding, after giving effect to any such Combined Debt and capital stock proposed on such day to be created or assumed and to the concurrent retirement of any other Combined Debt and capital stock on such day; and

                  (e) amounts scheduled to be paid under all Hedge Agreements outstanding or required to be put in place during such period, less amounts, if any, scheduled to be received under such Hedge Agreements; such calculation to assume that the reference rate under each such Hedge Agreement in effect remains in effect throughout such period;

         provided that principal and interest in respect of any guarantee for borrowed money shall be deemed to be payable as if (A) the principal amount of such guarantee were subject to the same rate of repayment as the Indebtedness guaranteed and (B) interest in respect thereof was payable at the same rate as the Indebtedness guaranteed.

             "Pro Forma Senior Debt Service" or "PSDS" means the sum of all amounts scheduled to be paid during the current fiscal quarter and the three consecutive fiscal quarters following such fiscal quarter by the Borrower, each Restricted Subsidiary and each Qualified Minority Entity with respect to:

                  (a)  the principal of Senior Debt outstanding
             (other than repayments of Advances pursuant to Section 2.05, but including reduction of the Commitments pursuant to Section 2.04(b)(i));

                  (b)  interest on such Senior Debt (excluding
             amortization of debt discount and expense and
             assuming, in the case of fluctuating interest rates
             that cannot be determined in advance, that the rate
                                  1-35

             in effect will remain in effect throughout such period);

                  (c)  commitment, agency or other fees with
             respect to such Senior Debt;

                  (d) dividends and other amounts scheduled to be paid with respect to capital stock (other than dividends payable in additional shares of such capital stock), in each case with respect to such Senior Debt and capital stock outstanding, after giving effect to any such Senior Debt and capital stock proposed on such day to be created or assumed and to the concurrent retirement of any other Senior Debt and capital stock on such day; and

                  (e) amounts scheduled to be paid under all Hedge Agreements outstanding or required to be put in place during such period, less amounts, if any, scheduled to be received under such Hedge Agreements; such calculation to assume that the reference rate under each such Hedge Agreement in effect remains in effect throughout such period;

         provided that principal and interest in respect of any guarantee for borrowed money shall be deemed to be payable as if (A) the principal amount of such guarantee were subject to the same rate of repayment as the Indebtedness guaranteed and (B) interest in respect thereof were payable at the same rate as the Indebtedness guaranteed.

             "Provident" has the meaning specified in the recital of parties to this Agreement.

             "PUC" means any state regulatory agency or body that exercises jurisdiction over the ownership, construction or operation of Cellular Systems or RCC Systems.

             "Qualified Minority Entity" means any Minority Entity so designated by a Financial Officer of the Borrower in a written notice to the Administrative Agent; provided that
         (i) any such designation may not be subsequently withdrawn,
         (ii) no Minority Entity that has issued equity securities registered under the Securities Exchange Act of 1934 may be so designated and (iii) the Minority Entities designated under this Agreement as "Qualified Minority Entities" shall be the same as those designated under the 1993 Credit Agreement.

                                  1-36

             "RCC Assets" means each RCC Business or RCC System owned directly or indirectly by the Borrower or any Restricted Subsidiary.

             "RCC Business" means the business of operating one or more RCC Systems.

             "RCC Franchise Interest" means a direct or indirect ownership interest in any Person that owns or operates an RCC Business.

             "RCC Operating Cash Flow" means, for any Person for any period, the Operating Cash Flow of such Person for such period attributable to RCC Assets.

             "RCC System" means a radio common carrier system that includes one or more of the following: (a) a radio paging system licensed under Part 22 of the FCC's Rules; (b) a conventional mobile telephone system licensed under Part 22 of the FCC's Rules and (c) a specialized mobile radio system or private radio system licensed under Part 90 of the FCC's Rules.

             "Reference Lenders" means Morgan, Provident and
         Toronto-Dominion.

             "Refinancing" has the meaning specified in Section
         2.13(k).

             "Register" has the meaning specified in Section
         8.07(c).

             "Regulatory Authority" means the FCC, each PUC and any other state or local authority that has jurisdiction over the control, ownership, licensing, construction or operation of all or any part of any Cellular System or RCC System or the provision of service or the charges for such service in any Cellular System or RCC System.

             "Required Lenders" means, at any time following the initial borrowing under the 1993 Credit Agreement and prior to the payment in full of the 1993 Advances and the expiration or termination of the 1993 Commitments, Lenders and 1993 Lenders having more than 50% of the aggregate unpaid principal amount of the sum of the Advances and the 1993 Advances, or, if no such principal amount is then outstanding, Lenders and 1993 Lenders having more than 50% of the sum of the Commitments and the 1993 Commitments and, at any other time, Lenders having more than 50% of the aggregate unpaid principal
                                  1-37

         amount of the Advances or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments.

             "Required Secured Lenders" has the meaning specified in the Pledge Agreement.

             "Restricted Subsidiaries" means (a) all Subsidiaries of the Borrower set forth in Part A of Schedule III; (b) any Subsidiary of the Borrower organized or acquired after December 3, 1993, unless designated in a written notice by a Financial Officer of the Borrower as an Unrestricted Subsidiary prior to its organization or acquisition (or within 15 Business Days after its organization or acquisition if, at the time of its organization or acquisition, such Subsidiary could have been organized or acquired as an Unrestricted Subsidiary); and (c) any Unrestricted Subsidiary that is redesignated by a Financial Officer of the Borrower as a Restricted Subsidiary; provided that no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

             "Ridge" means Ridge Merger Corporation, a Delaware corporation wholly owned by AT&T.

             "Rights" means, with respect to any outstanding share of LIN's common stock, the preferred stock purchase rights associated with such share pursuant to the Rights
         Agreement.

             "Rights Agreement" means the Rights Agreement dated as of May 2, 1988 as amended and restated as of January 13, 1989 and amended as of June 19, 1989 and September 10, 1989, between LIN and Manufacturers Hanover Trust Company, as rights agent.

             "RSA" means a "Rural Service Area", as such term is defined and modified by the FCC for purposes of Cellular
         System licensing.

             "RSA Pops" means, for each RSA for which a Cellular Licensee or Cellular Permittee holds an FCC License, the number of residents of such RSA as reflected in the Donnelly Marketing Service population estimates for 1989.

             "Secured Hedge Agreement" has the meaning specified in the Pledge Agreement.

                                  1-38

             "Senior Debt" or "SD" means Combined Debt, other than Subordinated Debt.

             "Senior Subordinated Debentures" means the Borrower's $400,000,000 14% Senior Subordinated Debentures due June 15, 1998, issued under an Indenture dated as of June 15, 1988 between the Borrower and Seattle-First National Bank, as trustee.

             "Severable Equipment" means any additions, modifications and improvements to the initial configuration of any Cellular System that may be removed therefrom without diminishing or impairing the function, utility, performance or operating condition of the initial configuration as in effect immediately prior to the making or installation of such addition, modification or improvement.

             "Shareholders Agreement" means the Shareholders Agreement dated as of May 31, 1989 among the Borrower, the Trustees under the will of the late Eben D. Jordan, the Trustees of the Taylor Voting Trust, the holders of certain units of the Taylor Voting Trust, Craig O. McCaw, John E. McCaw, Jr., Bruce R. McCaw and Keith W. McCaw, and the other parties named therein, as amended from time to time.

             "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and no Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

             "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not
                                  1-39

         about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

             "Subject Debt" means (a) the 12.95% Senior
         Subordinated Debentures; (b) the Senior Subordinated
         Debentures; and (c) the MCI Debt.

             "Subordinated Debt" means all Indebtedness of the Borrower that is subordinated to the obligations of the Borrower under or in respect of the Loan Documents on terms of subordination no less favorable to the Lenders than the terms set forth in Schedule V hereto, or as the Required Lenders may otherwise agree, that provides for the amortization of no more than 5% of the principal amount thereof in each of 1999 and 2000 and that otherwise contains terms and conditions satisfactory to the Required Lenders.

             "Subscriber Equipment" means any cellular mobile telephones, cellular portable telephones, speakers, mounting hardware, subscriber test equipment and similar subscriber equipment.

             "Subsidiary" of any Person means (a) any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries and (b) any partnership, joint venture or other association of which more than 50% of the equity interests having the power to vote to direct or control the management of such partnership, joint venture or other association is at the time owned or controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person's other Subsidiaries.

                                  1-40

             "Targeted Acquisitions" means the acquisition of Franchise Interests with respect to any MSA, any Geographically Related RSA, any other RSA in which the Borrower or any Subsidiary has, on the date hereof, a Franchise Interest or Hawaii, Kauai or Maui, Hawaii.

             "Taxes" has the meaning specified in Section 2.11(a).

             "TD (Texas)" means Toronto Dominion (Texas), Inc.

             "Tender Offer" means the offer by the Borrower and Holdings to acquire LIN Shares for cash pursuant to the Offer to Purchase, as amended from time to time.

             "Toronto-Dominion" has the meaning specified in the recital of parties to this Agreement.

             "Total Cellular Group Pops" with respect to any Cellular Group, means the aggregate number of MSA Pops for all MSAs in such Cellular Group; provided, however, that for each Cellular Entity in such Cellular Group that is not a Restricted Subsidiary, the Attributable Share of the MSA Pops of such MSA shall be used for this calculation.

             "12.95% Senior Subordinated Debentures" means the Borrower's $600,000,000 12.95% Senior Subordinated Debentures due August 15, 1999 issued under an Indenture dated as of August 15, 1987 between the Borrower and Seattle-First National Bank, as trustee.

             "Type" refers to the distinction between Advances bearing interest at the Base Rate, Advances bearing interest at the LIBO Rate and Advances bearing interest at the Adjusted CD Rate.

             "Unavailable Commitment" has the meaning specified in
         Section 2.04(c).

             "United States" means the United States of America.

             "Unrestricted Subsidiary" means any Subsidiary of the Borrower that is not a Restricted Subsidiary.

             "Variable Marketing Expenses" means, for any Person and for any period, the aggregate amount of expenses that are properly attributable to a Cellular Business owned or operated by such Person incurred by such Person during such period for advertising, sales and marketing.

                                  1-41

             "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to vote has been suspended by the happening of such a contingency.

             "Welfare Plan" means a welfare plan, as defined in
         Section 3(1) of ERISA, maintained for employees of the Borrower or any of its ERISA Affiliates.

             "Withdrawal Liability" has the meaning given such term under Part 1 of Subtitle E of Part IV of ERISA.

             SECTION 1.02.  Computation of Time Periods.  In this
Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means
"from and including" and the words "to" and "until" each means
"to but excluding".

             SECTION 1.03. Accounting Terms and Computations. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f)
("GAAP"). Unless otherwise provided herein, all computations and calculations to be made under this Agreement, including, without limitation, computations under Section 5.03, shall be made in accordance with GAAP.

                                   2-1

                               ARTICLE II

                    AMOUNTS AND TERMS OF THE ADVANCES

             SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances ("Advances") to the Borrower from time to time on any Business Day during the period from the date hereof until the Final Maturity Date in an aggregate amount not to exceed at any time outstanding such Lender's Available Commitment. Each Borrowing shall be in an aggregate amount not less than $30,000,000 or an integral multiple of $7,500,000 in excess thereof and shall be in such amount as shall be necessary to give effect to the condition to funding in Section 3.03(b) and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their Commitments. Within the limits of each Lender's Available Commitment, the Borrower may borrow under this Section 2.01, repay pursuant to Section
2.05 or prepay pursuant to Section 2.07(a), and reborrow under this Section 2.01.

             SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day (in the case of a LIBO Rate Advance having an Interest Period of six months or less), the fifth Business Day (in the case of a LIBO Rate Advance having an Interest Period of nine months or twelve months), the second Business Day (in the case of an Adjusted CD Rate Advance), or the Business Day (in the case of a Base Rate Advance) prior to the date of the proposed Borrowing by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex, telecopier or cable. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telex, telecopier or cable, confirmed immediately in writing, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing,
(ii) Type of Advances comprising such Borrowing,
(iii) aggregate amount of such Borrowing, (iv) purpose or purposes for which the proceeds of such Borrowing will be used and (v) Interest Period for each such Advance. Each Lender shall, before 12:30 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account.

                                   2-2

             (b)  Notwithstanding the foregoing:

             (i) the Borrower shall not be entitled to make a Borrowing if, after giving effect to such Borrowing, there would be outstanding more than ten different Borrowings that bear interest at the LIBO Rate or the Adjusted CD Rate;

             (ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing to bear interest at the LIBO Rate, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its LIBO Lending Office to perform its obligations hereunder to make LIBO Rate Advances or to fund or maintain LIBO Rate Advances hereunder, the right of the Borrower to select LIBO Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

            (iii) if fewer than two Reference Lenders furnish timely information to the Administrative Agent for determining the Adjusted CD Rate for any Adjusted CD Rate Advances, or the LIBO Rate for any LIBO Rate Advances, comprising any requested Borrowing:

                  (A) the Administrative Agent shall promptly notify the Borrower and the Lenders that the interest rate cannot be determined for such Adjusted CD Rate
             Advances or LIBO Rate Advances (as the case may be);

                  (B) the right of the Borrower to select Adjusted CD Rate Advances or LIBO Rate Advances (as the case may be) for such Borrowing or any subsequent Borrowing shall be automatically suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist;

                  (C) each Advance comprising such Borrowing shall be a Base Rate Advance; and

                                   2-3

             (iv) if the Required Lenders shall, at least one Business Day before the date of a requested Borrowing, notify the Administrative Agent that the LIBO Rate for LIBO Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective LIBO Rate Advances for such Borrowing, the right of the Borrower to select LIBO Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance.

             (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Adjusted CD Rate Advances or LIBO Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article
III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

             (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in
                                   2-4

the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

             (e) If the Lenders make Advances on a day on which the Borrower is required to repay all or any part of the Advances then outstanding, each Lender shall apply the proceeds of the Advances to be made by it to make the repayment due to such Lender and shall deliver to the Administrative Agent an amount equal to the difference (if positive) between the amount of such Lender's Advances and the amount required to be repaid to such Lender.

             (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

             SECTION 2.03. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders a commitment fee (i) in the case of each Lender that is a signatory hereto, on such Lender's commitment (as set forth in the commitment letter delivered by such Lender to the Borrower) as such commitment may be reduced, from time to time, prior to the date hereof pursuant to such Lender's commitment letter from, and including, the date on which the Borrower accepted such Lender's commitment to, but excluding, the date hereof and (ii) on the average daily unused portion of each Lender's Commitment (including for purposes of calculating such commitment fee such Lender's Unavailable Commitment) from, and including, the date hereof in the case of each Lender that is a signatory hereto and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Final Maturity Date at the rate of 1/2 of 1% per annum, payable
(A) (to the extent not previously paid) on the date hereof, (B) quarterly in arrears thereafter on the last Business Day of each March, June, September and December and (C) on the Final Maturity Date.

             (b)  Collateral Agent's, Administrative Agent's and
Arranging Agents' Fees.  The Borrower shall pay to the
Collateral Agent, the Administrative Agent and the Arranging
Agents for their own accounts such fees as may from time to
                                   2-5

time be agreed between the Borrower and the Collateral Agent, the Administrative Agent and the Arranging Agents, respectively.

             SECTION 2.04.  Reduction of the Commitments;
Unavailable Commitments. (a) Optional. The Borrower shall have the right subject to Section 5.01(r), upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the Commitments of the Lenders; provided that each partial reduction of the Commitments shall be in the minimum aggregate amount of $45,000,000 or an integral multiple of $15,000,000 in excess thereof and shall be in such amount as shall be necessary for the Borrower to comply with Section 5.01(r).

             (b) Mandatory. (i) Amortization. On each day on or after the Amortization Commencement Date on which the Commitment of any Lender shall be (without giving effect to any automatic reduction of such Commitment on such day) greater than the aggregate principal amount of the Advances owing to such Lender on such day, the Commitment of such Lender shall automatically permanently reduce to an amount equal to such aggregate principal amount, and, on the Amortization
Commencement Date, the Unavailable Commitment of each Lender shall be extinguished. In addition, on the last day of each calendar quarter in each year (each such date being an "Amortization Date") commencing on the first such date to occur after the Amortization Commencement Date and ending on the seventeenth Amortization Date, the Commitment of each Lender shall automatically reduce by the amount obtained by multiplying the percentage set opposite the applicable
Amortization Date below (as such percentage may be reduced pursuant to clauses (ii) and (iii) below) times the aggregate principal amount of the Advances owing to such Lender outstanding on the Amortization Commencement Date:


         Quarter Following
            Amortization
          Commencement Date                   Percentage

          First through Fourth                   2.50%
          Fifth through Eighth                   5.00%
          Ninth through Twelfth                  6.25%
          Thirteenth through Sixteenth           7.50%
          Seventeenth                           15.00%

                                   2-6

             (ii) Excess Cash Flow. In the event that the Borrower has Excess Cash Flow for any fiscal year (beginning with the fiscal year ending December 31, 1996), the Facility shall be permanently reduced by an amount equal to 75% of such Excess
Cash Flow and the percentage by which each Lender's Commitment is to be reduced on each Amortization Date shall be reduced by a fraction the numerator of which is the amount by which the Facility has been reduced as a result of such Excess Cash Flow and the denominator of which is the aggregate principal amount of the Advances owing to all Lenders outstanding on the day such reduction shall occur (without giving effect to any reduction to be made on such day). Such reduction in the Facility shall occur on the date on which the certificate of a Financial Officer of the Borrower setting forth Excess Cash
Flow is required to be delivered to the Lenders under Section
5.01(l)(iii).

            (iii) Sales of Assets. The Facility shall be permanently reduced upon any sale, lease, transfer or other disposition of assets of the Borrower or any Restricted Subsidiary by an amount equal to 75% of the Net Cash Proceeds of the assets so sold, transferred or otherwise disposed of, other than (each of the following, to the extent otherwise permitted under this Agreement, being an "Excluded Sale"):

             (A)  dispositions of assets (other than Franchise
         Interests) in the ordinary course of business;

             (B)  Permitted Cellular Asset Swaps and Permitted RCC
         Asset Swaps;

             (C)  the Contel Transaction;

             (D)  the Los Angeles Contribution;

             (E)  dispositions of Unrestricted Subsidiaries;

             (F)  dispositions permitted by Section 5.02(d)(viii);
         and

             (G) other dispositions of assets of the Borrower or any Restricted Subsidiary exclusively for cash before the Amortization Commencement Date to the extent that the aggregate Net Cash Proceeds of all such dispositions after the date hereof does not exceed $1,000,000,000 and as to which (a) within 150 days after the consummation of each such disposition, the Borrower shall have delivered to the Lenders a certificate of a Financial Officer of the Borrower describing in reasonable detail the asset
                                   2-7

         that has been disposed of and setting forth the Net Cash Proceeds received by the Borrower or such Restricted Subsidiary in connection therewith and the computation of such Net Cash Proceeds and (b) the Borrower shall have made the prepayment, if any, required by Section 2.07(b)(ii) (each such disposition referred to in this subclause (G) being a "Permitted Disposition");

and, with respect to any such reduction of the Facility occurring after the Amortization Commencement Date, the percentage by which each Lender's Commitment is to be reduced on each Amortization Date shall be reduced by a fraction the numerator of which is the amount by which the Facility has been reduced as a result of such sale or other disposition of assets and the denominator of which is the aggregate principal amount of the Advances owing to all Lenders outstanding on the day such reduction shall occur (without giving effect to any reduction to be made on such day).

             (c) Unavailable Commitment. On the 150th day following the consummation of each Permitted Disposition, a portion of the Commitment of each Lender equal to such Lender's ratable portion of the Asset Sale Balance on such day shall be deemed and become unavailable for Borrowings hereunder (such Lender's "Unavailable Commitment"). Upon the consummation of any acquisition by the Borrower or any Restricted Subsidiary of Approved Cellular Assets before the Amortization Commencement Date, the Unavailable Commitment of each Lender shall be reduced to an amount equal to such Lender's ratable portion of the Asset Sale Balance on such day (after giving effect to such acquisition). Upon (i) the 150th day following the consummation of each Permitted Disposition and (ii) the date on which the Borrower or any Restricted Subsidiary has consummated the acquisition of Approved Cellular Assets, a Financial Officer of the Borrower shall deliver to the Lenders a certificate describing in reasonable detail the assets so disposed of or acquired (as the case may be) and setting forth the Asset Sale Balance as of such day (after giving effect to any such disposition or acquisition) and the change in the Unavailable Commitments of the Lenders, together with information sufficient to enable the Lenders to verify the calculation thereof.

             SECTION 2.05. Repayment. The Borrower shall repay to the Administrative Agent for the account of the Lenders the outstanding principal amount of each Advance on the last day of the Interest Period for such Advance.

                                   2-8

             SECTION 2.06.  Interest.  The Borrower shall pay
interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

             (a) LIBO Rate Advances. If such Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the LIBO Rate for such Interest Period for such Advance plus
         (ii) the Applicable Margin in effect from time to time during such Interest Period, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (or, if there is no numerically corresponding day in such third month, the last day of such month).

             (b) Adjusted CD Rate Advances. If such Advance is an Adjusted CD Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the Adjusted CD Rate for such Interest Period for such Advance plus (ii) the Applicable Margin in effect from time to time during such Interest Period, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than 90 days, on each day that occurs during such Interest Period every 90 days from the first day of such Interest Period.

             (c) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (i) the Base Rate in effect from time to time plus
         (ii) the Applicable Margin in effect from time to time during such Interest Period, payable on the last day of such Interest Period.

             (d) Default Interest. Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a), (b) or (c) above.

             SECTION 2.07.  Prepayments.  (a)  Optional.  The
Borrower may, subject to Section 5.01(r), upon at least one
Business Day's notice in the case of a Base Rate Advance or
five Business Days' notice in the case of a LIBO Rate Advance
                                   2-9

or an Adjusted CD Rate Advance to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount not less than $45,000,000 or an integral multiple of $15,000,000 in excess thereof and shall be in such amount as shall be necessary for the Borrower to comply with Section 5.01(r) and (ii) in the event any prepayment of a LIBO Rate Advance or an Adjusted CD Rate Advance shall be made on any day other than on the last day of the Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

             (b) Mandatory. (i) The Borrower shall, (x) on each Business Day, prepay an aggregate principal amount of the Advances comprising part of the same Borrowing equal to the amount by which the aggregate principal amount of all Advances exceeds the Available Commitments and (y) on the Business Day on which it receives the Net Cash Proceeds of the Contel Transaction, prepay an aggregate principal amount of the Advances comprising part of the same Borrowing or Borrowings equal to the amount of such Net Cash Proceeds.

             (ii) The Borrower shall, on or before the 30th day following any sale, lease, transfer or other disposition of assets by the Borrower or any Restricted Subsidiary (other than any disposition described in Sections 2.04(b)(iii)(A), (C), (D) and (E)) prepay an aggregate principal amount of the Advances comprising part of the same Borrowing equal to 75% of the Net Cash Proceeds of such disposition and apply the balance of such Net Cash Proceeds to the prepayment of the 1993 Advances pursuant to the 1993 Credit Agreement; provided that (A) in the event that such Net Cash Proceeds are less than $30,000,000, no such prepayment shall be required until the 30th day following the date on which the aggregate unpaid amount of such Net Cash Proceeds equals or exceeds $30,000,000, and (B) no such prepayment shall be required if, on or before such 30th day the Borrower or a Restricted Subsidiary has entered into a contract to acquire assets or, with respect to a disposition of RCC Assets, has made investments such that such disposition constitutes part of a Permitted Cellular Asset Swap or a Permitted RCC Swap (as the case may be); and provided further that with respect to any disposition of assets owned directly by the Borrower, the Borrower shall, on or before the ninth day following such
                                  2-10

disposition, (A) prepay an aggregate principal amount of the Advances comprising part of the same Borrowing equal to 75% of the Net Cash Proceeds of such disposition and apply the balance of such Net Cash Proceeds to the prepayment of the 1993 Advances pursuant to the 1993 Credit Agreement or (B) invest an amount equal to such Net Cash Proceeds in one or more Restricted Subsidiaries. Any such prepayment made by the Borrower under the foregoing further proviso shall reduce the amount otherwise required to be paid on such 30th day following the relevant disposition. In connection with any dispositions of assets pursuant to which the Borrower or any Restricted Subsidiary receives Net Cash Proceeds equal to or in excess of $30,000,000, the Borrower shall deliver to the Lenders on or before the 30th day following such disposition a certificate of a Financial Officer of the Borrower setting forth (x) the Net Cash Proceeds of such disposition, (y) the amount of the prepayment required to be made in connection with such disposition (after giving effect to any reduction in the amount required to be prepaid resulting from Permitted Cellular Asset Swaps or a Permitted RCC Swap) and (z) the aggregate amount prepaid in connection with such disposition prior to such 30th day.

            (iii) All prepayments under this Section 2.07 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

             SECTION 2.08. Interest Rate Determination. (a) Each Reference Lender agrees to furnish to the Administrative Agent timely information for the purpose of determining each Adjusted
CD Rate or LIBO Rate, as applicable. Subject to Section 2.02(b)(iii), if any one or more of the Reference Lenders shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining
Reference Lenders.

             (b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a), (b) or (c), and the applicable rate, if any, furnished by each Reference Lender for the purpose of determining the applicable interest rate under Section 2.06(a) or (b).

             SECTION 2.09. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve
                                  2-11

requirements included in the Adjusted CD Rate Reserve Percentage or the LIBO Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Adjusted CD Rate Advances or LIBO Rate Advances (as the case may be), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

             (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

             SECTION 2.10. Payments and Computations. (a) The Borrower shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees under or in respect of the Facility ratably (other than amounts payable pursuant to Section 2.09, 2.11 or 8.04(c) or with respect to payments under 8.04(d) that are deemed to be Base Rate
Advances) to the Lenders for the
                                  2-12

account of their Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

             (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

             (c) All computations of interest based on the Base Rate and of commitment fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted CD Rate, the LIBO Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

             (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee (as the case may be); provided, however, if such extension would cause payment of interest on or principal of LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

             (e)  Unless the Administrative Agent shall have
received notice from the Borrower prior to the date on which any payment is due to any Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent
                                  2-13

may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

             SECTION 2.11. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with
Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes measured by its net income that are imposed on it by the jurisdiction under the laws of which such Lender or such Agent (as the case may be) is organized or qualified to do business or any political subdivision thereof and, in the case of each Lender, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof and excluding any gross receipts tax imposed on an Agent or Lender (as the case may be) in lieu of a net income tax by a jurisdiction (other than the United States) under the laws of which such Agent or Lender is organized, is qualified to do business or has its Applicable Lending Office or any political subdivision of any such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or any Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

             (b)  In addition, the Borrower agrees to pay any
present or future stamp or documentary taxes or any other
                                  2-14

excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

             (c) The Borrower will indemnify each Lender and each Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Lender and such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent
(as the case may be) makes written demand therefor.

             (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder, the Borrower will furnish to the Administrative Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative
Agent, in either case stating that such payment is exempt from or not subject to Taxes.

             (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in
Section 2.11(a).

                                  2-15

             (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.11(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the preceding sentence), such Lender shall not be entitled to indemnification under Section 2.11(a) with respect to Taxes imposed by the United States; provided that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

             (g) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form as may be required under Section 2.11(e) thereafter ceases to qualify for complete exemption from United States withholding tax, such Lender may assign its interest under this Agreement to any assignee and such assignee shall be entitled to the same benefits under this Section 2.11 as the assignor provided that the rate of United States withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

             (h) Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

             SECTION 2.12. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of the Obligations due and payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and all 1993 Lenders under the 1993 Credit Agreement at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and all 1993 Lenders under the 1993 Credit Agreement at such time obtained by all the Lenders and 1993 Lenders at such time or
(b) on account of the Obligations
                                  2-16

owing (but not due and payable) to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and all 1993 Lenders under the 1993 Credit Agreement at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and all 1993 Lenders under the 1993 Credit Agreement at such time obtained by all the Lenders and 1993 Lenders at such time, such Lender shall forthwith purchase from the other Lenders and the 1993 Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender and each 1993 Lender shall be rescinded and such other Lender or 1993 Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender's or 1993 Lender's ratable share (according to the proportion of (i) the purchase price paid to such other Lender or 1993 Lender to (ii) the aggregate purchase price paid to all Lenders and 1993 Lenders) of such recovery together with an amount equal to such other Lender's or 1993 Lender's ratable share (according to the proportion of (i) the amount of such other Lender's or 1993 Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender or 1993 Lender pursuant to this Section
2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

             SECTION 2.13.  Use of Proceeds.  The proceeds of the
Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for the following purposes:

             (a)  to pay transaction costs and expenses;

             (b) to refinance Indebtedness under the Existing Loan Agreement and the Paging One Agreement;

                                  2-17

             (c) to make a capital contribution to Holdings to enable Holdings to acquire LIN Shares through the Tender
         Offer pursuant to the terms of the Offer to Purchase;

             (d)  to make payments with respect to Indebtedness;

             (e) to make Targeted Acquisitions or to make capital contributions to Restricted Subsidiaries to enable such Restricted Subsidiaries to make Targeted Acquisitions;

             (f) to provide working capital for the Borrower, the Restricted Subsidiaries and Qualified Minority Entities;

             (g) to construct plant and operating systems for, and to make capital improvements to, Cellular Systems or RCC Systems or to satisfy Indebtedness incurred by a Restricted Subsidiary for the construction or operation of or capital improvements to RCC Systems or Cellular Systems owned or operated by any RCC Business or Cellular Entity (as the case may be) in which a Restricted Subsidiary owns an RCC Franchise Interest or a Franchise Interest;

             (h) to purchase or to redeem the MCI Warrants at a price that does not exceed the MCI Warrant Price;

             (i)  to make one or more Investments in Unrestricted
         Subsidiaries (other than acquiring LIN Shares pursuant to the Tender Offer), in an aggregate amount for all such Investments not to exceed $100,000,000;

             (j) to purchase RCC Assets in an aggregate amount for all such RCC Assets not to exceed $200,000,000; provided that an amount not to exceed $50,000,000 thereof may be used by First-Tier Restricted Subsidiaries to make loans that are permitted under Section 5.02(e)(vii) (in one or more transactions) to a Cellular Entity owning an MSA Franchise or Geographically-Related RSA Franchise; and

             (k)  to redeem and repay in full the Subject Debt (the
         "Refinancing").

             SECTION 2.14. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of
                                  2-18

principal and interest payable and paid to such Lender from time to time hereunder.

             (b) The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made, the Type of Advances comprising such Borrowing and any Interest Period applicable thereto,
(ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender's share thereof.

             (c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

                                   3-1

                               ARTICLE III

                          CONDITIONS OF LENDING

             SECTION 3.01.  Conditions Precedent to Initial
Borrowing. The obligation of each Lender to make an Advance on the occasion of the initial Borrowing is subject to the following conditions precedent:

             (a)  The Lenders shall be satisfied with all
         documentation relating to the charter and by-laws of the Borrower and its corporate Subsidiaries and the partnership, joint venture and other similar agreements of its non-corporate Subsidiaries.

             (b) There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole or in the cellular industry generally since June 30, 1989.

             (c) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could, in the good faith judgment of the Lenders, have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole or that could, in the good faith judgment of the Lenders, have a material adverse effect on (i) the rights and remedies of the Agents or the Lenders under any Loan Document or (ii) the ability of the Borrower to perform its obligations under any Loan Document, or that purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or the consummation of the transactions contemplated hereby and thereby (other than the matters set forth in Schedule VI (the "Disclosed Litigation")), and there shall have been no adverse change in the status of, or financial effect on the Borrower and the Restricted Subsidiaries taken as a whole, of the Disclosed Litigation.

             (d) The Borrower shall have paid all accrued fees and expenses of the Agents and the Lenders (including the accrued fees and disbursements of counsel to the Arranging Agents).

                                   3-2

             (e) All governmental consents and approvals and third party consents and approvals necessary in connection with the Loan Documents and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions or contingencies that are not acceptable to the Lenders) and shall remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority and no law or regulation shall be applicable that, in the good faith judgment of the Lenders, restrains, prevents or imposes materially adverse conditions upon the Loan Documents and the transactions contemplated thereby.

             (f) The Administrative Agent shall have received on or before the day of the initial Borrowing (unless otherwise specified) the following, each dated (unless otherwise specified) on such date of delivery, in form and substance satisfactory to the Lenders (unless otherwise specified) and in sufficient copies for each Lender:

                  (i) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, each other Loan Document, and the Tender Offer and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, each other Loan Document and the Tender Offer.

                 (ii) A copy of the charter of the Borrower and each amendment thereto, certified (as of a date reasonably near the date of the initial Borrowing hereunder) by the Secretary of State of the State of Delaware as being a true and correct copy thereof.

                (iii) A copy of a certificate of the Secretary of State of the State of Delaware, dated reasonably near the date of the initial Borrowing hereunder, listing the charter of the Borrower and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to the Borrower's charter on file in his office, (B) the Borrower has paid all franchise taxes to the date of such certificate and (C) the Borrower is duly incorporated and in good standing under the laws of the State of Delaware.

                                   3-3

                 (iv) A certificate of the Borrower, signed on behalf of the Borrower by its President or a Vice President and the Secretary or any Assistant Secretary, dated the date of the initial Borrowing (the statements made in which shall be true on and as of the date of such certificate), certifying as to (A) the absence of any amendments to the charter of the Borrower since the date of the Secretary of State's certificate referred to in Section 3.01(f)(iii), (B) a true and correct copy of the by-laws of the Borrower as in effect on the date of such certificate, (C) the due incorporation and good standing of the Borrower as a corporation organized under the laws of the State of Delaware, and the absence of any proceeding for the dissolution or liquidation of the Borrower, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of such certificate and (E) the absence of any event occurring and continuing, or resulting from the Borrowing to be made on the date of such certificate, that constitutes a Default.

                  (v)  A certificate of the Secretary or an
             Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, each other Loan Document and the other documents to be delivered hereunder and thereunder.

                 (vi) A pledge agreement, in substantially the form of Exhibit D hereto (as amended from time to time in accordance with its terms, the "Pledge Agreement"), duly executed by the Borrower, together with evidence satisfactory to the Lenders that the Collateral Agent shall have received:

                                 (A)  certificates and instruments
                  representing the Pledged Shares and the Pledged Debt referred to therein accompanied by duly executed instruments of transfer or assignment in blank, in form and substance satisfactory to the Collateral Agent;

                                 (B)  acknowledgment copies or stamped
                  receipt copies of proper financing statements,
                  duly filed on or before the day of the initial
                  Borrowing under the Uniform Commercial Code of
                  all jurisdictions that the Collateral Agent may
                                   3-4

                  deem necessary or desirable to perfect and protect the first priority Liens created by the Pledge Agreement, covering the Collateral described in the Pledge Agreement;

                                 (C)  completed requests for information,
                  dated on or before the date of the initial
                  Borrowing, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name the Borrower as debtor, together with copies of such other financing statements;

                                 (D)  evidence of the completion of all other
                  recordings and filings of or with
respect to the Pledge Agreement that the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created thereby; and

                                 (E)  evidence that all other action that the
                  Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created by the Pledge Agreement has been taken.

                (vii)  Such financial, business and other
             information regarding the Borrower, LIN and their respective Subsidiaries as the Lenders shall have requested, including, without limitation, information as to possible contingent liabilities, tax information, environmental information, obligations under ERISA, collective bargaining agreements and other arrangements with employees, annual financial statements dated December 31, 1988 and interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available.

               (viii) Letters and certificates attesting to the Solvency of the Borrower after giving effect to the Tender Offer, and the other transactions contemplated hereby, from (A) the chief financial officer of the Borrower in form and substance satisfactory to the Lenders and (B) a nationally recognized appraisal firm, valuation consultant or investment banking firm satisfactory to the Arranging Agents, such letter to be substantially in the form of Exhibit E hereto.

                                   3-5

                 (ix)  Certified copies of all Material Agreements.

                  (x)  A favorable opinion of Andrew A. Quartner,
             Esq., Senior Vice President-Law of the Borrower, in substantially the form of Exhibit F hereto, and as to such other matters as any Lender through the Administrative Agent may reasonably request.

                 (xi)  Favorable opinions of Wiley, Rein &
             Fielding, FCC counsel to the Borrower, in substantially the form of Exhibit G hereto, and of Mark Hamilton, Esq., Executive Vice President-External Affairs of the Borrower, PUC counsel to the Borrower, in substantially the form of Exhibit H hereto, and as to such other matters as any Lender through the Administrative Agent may reasonably request and such other favorable opinions of such other FCC and PUC counsel as any Lender through the Administrative Agent may reasonably request.

                (xii) A favorable opinion of special counsel to the Arranging Agents, in substantially the form of
             Exhibit I hereto.

               (xiii) Such other documents as any Lender through the Administrative Agent may reasonably request.

             (g) The Borrower shall have paid all amounts payable under each of the Existing Loan Agreement and the Paging One Agreement and the Lenders shall be satisfied that each of the Existing Loan Agreement and the Paging One Agreement shall have been terminated.

             SECTION 3.02. Conditions Precedent to LIN Borrowings. The obligation of each Lender to make an Advance on the occasion of a LIN Borrowing is subject to the following conditions precedent (which conditions precedent shall be in addition to those set forth in Section 3.01, Section 3.03 and
Section 3.04):

             (a) All LIN Shares owned by the Borrower or any of its Subsidiaries shall have been contributed to Holdings.

             (b) As a consequence of the Tender Offer and the contribution of the LIN Shares referred to in subsection
         (a) above, Holdings shall have acquired at least a majority (on a fully diluted basis) of LIN's issued and outstanding common stock.

                                   3-6

             (c) The Lenders shall be satisfied in their sole discretion that the restrictions in Section 203 of the Delaware General Corporation Law and any super majority charter provisions are not applicable to the acquisition of the LIN Shares and to any subsequent transactions between the Borrower or any of its Affiliates and LIN or any of its Affiliates or that any conditions to avoiding the restrictions contained therein have been satisfied.

             (d) LIN's Board of Directors shall have redeemed the Rights issued pursuant to the Rights Agreement or the Lenders shall otherwise be satisfied that the Rights are not applicable to the Tender Offer or any subsequent transaction between the Borrower or any of its Affiliates and LIN or any of its Affiliates.

             (e) A Financial Officer of the Borrower shall have determined in his or her good faith judgment (and shall have delivered a certificate to the Lenders to such effect) that the potential liabilities of LIN, including any potential liabilities with respect to taxes, ERISA, Environmental Law and other similar matters would not have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of LIN and that LIN will be able to satisfy such potential liabilities and its other liabilities from its own assets and earnings; provided that, in computing potential liabilities, it is intended that such liabilities will be computed at the amount that, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

             (f) There shall exist no action, suit, investigation, litigation or proceeding affecting LIN pending or threatened before any court, governmental agency or arbitrator that could have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole, or that could, in the good faith judgment of the Lenders, have a material adverse effect on (i) the rights and remedies of the Agents or the Lenders under any Loan Document or (ii) the ability of the Borrower to perform its obligations under any Loan Document, or that purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or the consummation of the transactions contemplated hereby (other than the matters described in
         Schedule VI).  There
                                   3-7

         shall not exist any judgment, order or injunction which restrains or prohibits the Borrower or Holdings from consummating the Tender Offer.

             (g) The Administrative Agent shall have received on or before the date of the initial LIN Borrowing, each dated not more than ten days prior to the date of such LIN Borrowing, and in sufficient copies for each Lender, Federal Reserve Forms U-1 provided for in Regulation U issued by the Board of Governors of the Federal Reserve System, the statements made in which shall be such as to permit the transactions contemplated hereby in accordance with said
Regulation U.

             (h) Neither the Borrower nor any of its Restricted Subsidiaries shall have incurred any Indebtedness after the date hereof the proceeds of which have been or will be used, directly or indirectly, to acquire LIN Shares or any other interest in LIN, other than Indebtedness hereunder.

             (i) The acquisition of the LIN Shares by the Borrower and Holdings shall have been approved by a Final Order of the FCC or the Lenders shall have determined that there is no reasonable basis for concluding that the FCC approval shall not become a Final Order in due course, the acquisition of the LIN Shares by the Borrower and Holdings shall have been approved by an order or other authorization of each of the governmental authorities listed in Schedule VII hereto (or such authorities have determined that prior approval was not required) which in each case has not been appealed and is not the subject of any pending rehearing, certiorari or other review proceeding or the Lenders shall have determined that the absence of such approval or approvals would not have a material adverse effect on the business of the Borrower and the Restricted Subsidiaries taken as a whole.

             (j) The Lenders shall be satisfied that the Tender Offer shall have been consummated in compliance with all applicable law, rules and regulations, including, without limitation, all conditions and requirements imposed by any Regulatory Authority.

             (k)  Neither the Borrower nor any of the Restricted
         Subsidiaries shall have entered into any arrangement with or for the benefit of the shareholders of LIN other than the Private Market Value Guarantee.

                                   3-8

             (l) The Lenders shall be satisfied that, and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Lenders stating that after giving effect to all amounts expended or to be expended by the Borrower in connection with the Tender Offer, the sum of (without duplication):

                  (i)  the aggregate amount of (A) Cash Equivalents
             (x) owned by the Borrower and the wholly-owned Restricted Subsidiaries and (y) the Attributable Share of the Cash Equivalents of each other Restricted Subsidiary, plus (without duplication) (B) the market value of Marketable Securities held by (x) the Borrower and the wholly-owned Restricted Subsidiaries and (y) the Attributable Share of the Marketable Securities of each other Restricted Subsidiary on the date of the initial LIN Borrowing;

                  (ii) $425,000,000 (representing the anticipated Net Cash Proceeds from the McCaw Stock Sale) unless before the date of the LIN Borrowing (A) the McCaw Stock Sale has been consummated, (B) the McCaw Stock Sale shall no longer be proceeding toward closing on substantially the same terms as (or on terms no less favorable to the Borrower and the Lenders than) those set forth in the Agreement dated as of December 11, 1989 among the Borrower, Holdings and LIN or (C) March 31, 1990 shall have occurred; and

                  (iii) the amount of unused Available Commitments after giving effect to any Borrowing to be made on such date (assuming for purposes of making this calculation that all conditions to Borrowing have been satisfied);

         equals at least $1,600,000,000.

             (m) The Administrative Agent shall have received a favorable opinion of Sullivan & Cromwell, special New York counsel to the Borrower, in substantially the form of Exhibit J hereto, and as to such other matters as any Lender through the Administrative Agent may reasonably request.

             (n)  The Administrative Agent shall have received a
         favorable opinion of counsel acceptable to the
                                   3-9

         Administrative Agent (which may include independent counsel to the Borrower or the Company) as to the inapplicability of Section 203 of the Delaware General Corporation Law, the Rights Agreement and the Rights to the Tender Offer and the other transactions contemplated thereby and as to such other matters as any Lender through the Administrative Agent may reasonably request.

             SECTION 3.03. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing:

             (a) the following statement shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or, in the event that the Borrower does not deliver a Notice of Borrowing, the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statement is true): No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default, and such Borrowing has been duly authorized by all necessary corporate action;


             (b) (other than in the case of the initial Borrowing under the 1993 Credit Agreement) the Borrower shall have made a simultaneous Borrowing under the 1993 Credit Agreement (i) that shall be comprised of 1993 Advances of the same Type as the Advances comprising such Borrowing,
         (ii) with the same Interest Periods, (iii) that shall be used for the same purpose as the Borrowing to be made hereunder and (iv) that shall be in an amount equal to one-third of the Borrowing to be made hereunder; and

             (c) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

             SECTION 3.04. Conditions Precedent to Certain Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) that would increase the aggregate outstanding amount of Advances owing to such Lender immediately prior to the making of such Advance shall be subject to the further
                                  3-10

condition precedent that on the date of such Borrowing the following statement shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statement is true): The representations and warranties contained in each Loan Document are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty by its terms relates to a specified prior date.

             SECTION 3.05. Determinations Under Sections 3.01, 3.02, 3.03 and 3.04. For purposes of determining compliance with the conditions specified in Sections 3.01, 3.02, 3.03 and 3.04, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to a Borrowing or a LIN Borrowing specifying its objection thereto (unless such objection shall have been withdrawn by notice to the Administrative Agent to that effect or such Lender shall have made available to the Administrative Agent such Lender's ratable portion of such Borrowing (as the case may be)).

                                   4-1

                               ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES

             SECTION 4.01.  Representations and Warranties of the
Borrower.  The Borrower represents and warrants as follows:

             (a)  Organization of the Borrower.  The Borrower
         (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a material adverse effect on its business, condition (financial or otherwise), operations, properties or prospects and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

             (b) Organization of the Subsidiaries of the Borrower and Minority Entities. Set forth in Schedule III hereto is a complete and accurate list, as of the date hereof, of all of the Subsidiaries of the Borrower and all of the Minority Entities, with all First-Tier Restricted Subsidiaries, Restricted Subsidiaries, Unrestricted Subsidiaries and Minority Entities being identified as such, showing as of the date hereof (as to each such Person) (i) for First-Tier Restricted Subsidiaries, the jurisdiction of its incorporation, the number of shares of each class of capital stock outstanding and the percentage of the outstanding shares of each such class owned by the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof and (ii) for each other Subsidiary and each Minority Entity, the percentage of equity interests owned by and the percentage of voting power held by, the Borrower and any of its Subsidiaries. All of the outstanding capital stock of all First-Tier Restricted Subsidiaries has been validly issued, is fully paid and non-assessable and all such shares are owned by the Borrower, free and clear of all Liens, except those created by the Loan Documents and the 1993 Loan Documents. Each such First-Tier Restricted Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as the case may be), (ii) is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which it owns or
                                   4-2

         leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

             (c) Compliance with Law. The execution, delivery and performance by the Borrower of this Agreement, each other Loan Document, each 1993 Loan Document and the Amendment, and the consummation of the Tender Offer by the Borrower and Holdings, the Contel Transaction by the Borrower, the Refinancing by the Borrower and MCI and the other transactions contemplated hereby and thereby are within the respective corporate power of the Borrower, Holdings (with respect to the Tender Offer) and MCI (with respect to the Refinancing), have been duly authorized by all necessary corporate action, and do not and will not upon the consummation thereof (i) contravene the charter or by-laws of the Borrower, Holdings (with respect to the Tender Offer) or MCI (with respect to the Refinancing),
         (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934, as amended, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, as amended, and the Communications Act of 1934, as amended), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award,
         (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, lease or any other material contract or other agreement binding on or affecting the Borrower or any of the Restricted Subsidiaries or any of their respective properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries (other than the Liens created by the Loan Documents and the 1993 Loan Documents). None of the Borrower or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a material adverse effect on the business,
                                   4-3

         condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted
         Subsidiaries taken as a whole.

             (d) Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party (including, without limitation, all Regulatory Authorities) is required for the due execution, delivery and performance by the Borrower of this Agreement or any other Loan Document or the 1993 Loan Documents or for the consummation of the Tender Offer by the Borrower and Holdings, the Contel Transaction by the Borrower, the Refinancing by the Borrower and MCI or the other transactions contemplated hereby or thereby, except for the authorizations, approvals, actions, notices and filings listed in Schedule VII hereto, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Tender Offer, the Contel Transaction and the other transactions contemplated hereby have expired, or prior to the consummation thereof will have expired, without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Tender Offer, the Contel Transaction or the rights of the Borrower or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them except as otherwise set forth in such Schedule VII. This Agreement has been, and the Pledge Agreement when delivered hereunder will have been, duly executed and delivered by the Borrower.

             (e) Legal Effect. This Agreement is, and each other Loan Document when delivered hereunder or thereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

             (f) Financial Information. (i) The Consolidated balance sheets of the Borrower and its Subsidiaries, and the consolidating balance sheets of the Borrower and the Restricted Subsidiaries as a group and the Unrestricted Subsidiaries as a group, as at December 31, 1992, and the related Consolidated statements of income and changes in financial position of the Borrower and its Subsidiaries, and the related consolidating statements of income and changes in financial position of the Borrower and its
                                   4-4

         Subsidiaries as a group and the Core Properties as a group, for the fiscal year then ended, certified by Arthur Andersen & Co., independent public accountants and (ii) the Consolidated balance sheets of the Borrower and its Subsidiaries, and the consolidating balance sheets of the Borrower and the Restricted Subsidiaries as a group and the Unrestricted Subsidiaries as a group, as at September 30, 1993, and the related Consolidated statements of income and statements of cash flow of the Borrower and its Subsidiaries, and the related consolidating statements of income and statements of cash flow of the Borrower and its Subsidiaries as a group and the Core Properties as a group, for the nine months then ended, duly certified by a Financial Officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at September 30, 1993, and said statements of income and statements of cash flow for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries, the consolidating financial condition of the Borrower and the Restricted Subsidiaries as a group and the Unrestricted Subsidiaries as a group and the consolidating financial condition of the Borrower and its Subsidiaries as a group and the Core Properties as a group as at such dates and for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and, since September 30, 1993, there has been no material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole or in the cellular industry generally.

             (g) Disclosure. No information, exhibit or report furnished by the Borrower to any Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading; provided that, with respect to financial projections and forecasts included therein, the Borrower represents that such projections and forecasts were prepared in good faith based on the assumptions stated therein, which assumptions were fair and reasonable in light of the conditions existing at the time of delivery of such projections and forecasts, and represented, at the time
                                   4-5

         of delivery, the Borrower's best estimate of its future financial performance.

             (h) Material Litigation. Other than the Disclosed Litigation, there is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could have a material adverse effect on (i) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole, (ii) the rights and remedies of the Agents or the Lenders under any Loan Document, the Intercreditor Agreement or any 1993 Loan Document, or the rights and remedies of the 1993 Lenders and the 1993 Agents under the 1993 Loan Documents or the Intercreditor Agreement or (iii) the ability of the Borrower to perform its obligations under any Loan Document, the Intercreditor Agreement or any 1993 Loan Document, or that purports to affect the legality, validity or enforceability of the Tender Offer, this Agreement, any other Loan Document, the Intercreditor Agreement, any 1993 Loan Document or the consummation of the transactions contemplated hereby and thereby; and there has been no adverse change in the status, or financial effect on the Borrower and the Restricted Subsidiaries, of the Disclosed Litigation.

             (i) Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, in violation of Regulation U.

             (j) ERISA Plans. Set forth in Schedule VIII hereto is a complete and accurate list, as of the date hereof, of all Plans, Multiemployer Plans and Welfare Plans with respect to any employees of the Borrower or any of its Subsidiaries.

             (k) No Reportable Event. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

             (l) Plan Funding. Neither the Borrower nor any ERISA Affiliate is, as of the Amendment Effective Date,
                                   4-6

         required to file with the Internal Revenue Service a Schedule B (Actuarial Information) (Form 5500 Series) for any Plan.

             (m) Welfare Plan Costs. (i) The aggregate annualized cost (including, without limitation, the cost of insurance premiums) with respect to Welfare Plans that provided benefits to retired or former employees of the Borrower or any of its Subsidiaries, for which the Borrower and its Subsidiaries are liable, does not exceed $35,000,000 and
         (ii) as of December 3, 1993, the aggregate annualized cost for the most recent twelve-month period incurred by the Borrower and its Subsidiaries for benefits provided with respect to Welfare Plans did not exceed $35,000,000.

             (n) No Catastrophic Events. Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole.

             (o)  Compliance with Environmental Law.  The
         operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws and neither utilize, contain nor are affected by any Hazardous Materials, and neither the Borrower nor any of its Subsidiaries has any material liability, contingent or otherwise, under any Environmental Law.

             (p) No Burdensome Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could have a material adverse effect on
         (i) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole, (ii) the rights and remedies of the Agents or the Lenders under any Loan Document or the Intercreditor Agreement or the rights and remedies of the 1993 Lenders or the 1993 Agents under any 1993 Loan Documents or the Intercreditor Agreement or
         (iii) the ability of the Borrower to carry
                                   4-7

         out its obligations under any Loan Document or any 1993
         Loan Document.

             (q) Taxes. The Borrower and each of its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties.

             (r) Investment Company Act of 1940. Neither the Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

             (s)  Solvency.  The Borrower is Solvent.

             (t) Condition of System. All of the material properties, equipment and systems of each of the Borrower, the Restricted Subsidiaries and the Qualified Minority Entities are, and all material properties, equipment and systems to be added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition and are and will be in material compliance with all applicable standards, rules or requirements imposed by (i) any governmental agency or authority (including, without limitation, any Regulatory Authority), (ii) any material Franchise and (iii) any agreements with telephone companies.

             (u)  Fees.  The Borrower and each Restricted
         Subsidiary and Qualified Minority Entity have paid all franchise, license or other fees and charges that have become due pursuant to any material Franchise in respect of its Cellular Businesses and have made adequate provisions for any such fees and charges which have accrued, except where the failure to pay such fees and charges would not be reasonably likely to (i) have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole or (ii) result in the revocation, termination or adverse modification of a material Franchise held by the Borrower or any Restricted Subsidiary or Qualified Minority Entity.

                                   4-8

             (v) Public Utility Holding Company Act. The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

             (w) Capital Stock. As of November 30, 1993, the authorized capital stock of the Borrower consists of 400 million shares of Class A Common Stock, par value $.01 ("Class A Shares"), 200 million shares of Class B Common Stock, par value $.01 ("Class B Shares"), and 10 million shares of preferred stock, of which (a) 147,852,055 Class A Shares are issued and outstanding and 6,849,783 Class A Shares are reserved for issuance pursuant to stock options granted to certain Borrower employees and (b) 60,143,547 Class B Shares are issued and outstanding and 3,086,036 Class B Shares are reserved for issuance pursuant to stock options granted to certain Borrower employees. On December 3, 1993, there are no commitments by the Borrower for the sale or other disposition of, and no outstanding options to purchase, the Class A Shares or Class B Shares outstanding other than pursuant to the AT&T Merger Agreement, the BT Purchase Agreement and the stock options referred to above. Neither the Borrower nor any Restricted Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock except, in the case of the Borrower,
         (i) capital stock issued in connection with the acquisition of Franchise Interests and (ii) pursuant to the BT Purchase Agreement.

             (x)  No Limitations on Dividends.  Neither the
         Borrower nor any of the Restricted Subsidiaries is subject or party to any agreement, Lien, charter, by-law, regulatory or other provision (except for applicable statutory corporate law) restricting, directly or indirectly, the payment of dividends by a Restricted
         Subsidiary or the making of advances or other cash payments by any Restricted Subsidiary other than the limitations contained in the agreements set forth in Schedule IX hereto.

             (y)  Licenses.  The Borrower, the Restricted
         Subsidiaries and the Qualified Minority Entities have obtained all necessary Franchises from, and have filed all required registrations, applications, reports and other documents with, all Regulatory Authorities for
                                   4-9

         their respective businesses as currently conducted. Each such Franchise is valid and in full force and effect; no event has occurred that would be reasonably likely to
         (i) result in the revocation, termination or adverse modification of any such Franchise, or (ii) materially and adversely affect any rights of the Borrower or a Restricted Subsidiary thereunder; the Borrower has no reason to believe and no knowledge that such Franchises will not be renewed in the ordinary course; and the Borrower and the Restricted Subsidiaries have sufficient time, materials, equipment, contract rights and other required resources to complete, in a timely fashion and in full, construction of all their Cellular Systems and RCC Systems in compliance with all applicable technical standards and construction requirements and deadlines of any applicable Regulatory Authority.

             (z) Regulation of the Lenders. Neither any Agent nor any Lender will, by reason of the execution, delivery and performance (other than the enforcement of remedies) of any of the Loan Documents, any of the 1993 Loan Documents or the Intercreditor Agreement, be subject to the regulation or control of either the FCC or any other Regulatory Authority.

             (aa) Existing Indebtedness. Set forth in Schedule II hereto is a complete and accurate list of all Existing
         Indebtedness, showing as of the date hereof the principal amount outstanding thereunder.

             (bb) Material Agreements. Set forth in Schedule IV is a complete and accurate list of all Material Agreements as of the date hereof, showing the parties, subject matter and term thereof. Each Material Agreement set forth in such
         Schedule IV has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and, to the best of the Borrower's knowledge after due investigation, there exists no default under any Material Agreement by any party thereto. Each such Material Agreement complies with all applicable rules, regulations and standards of the FCC and other Regulatory Authorities.

             (cc)  Ownership.  Schedule III sets forth as of the
         date hereof a complete and correct list of (i) each
         Cellular Entity in which any Subsidiary of the Borrower has a Franchise Interest and whether such Entity is a
                                  4-10

         Cellular Licensee, Cellular Permittee or Cellular Tentative Selectee, (ii) each MSA or RSA that such Cellular Entity is authorized to serve, (iii) the name of each Subsidiary of the Borrower that owns any such Franchise Interest,
         (iv) the form, class and percentage ownership and voting interest of each Subsidiary of the Borrower in such Cellular Entity, (v) the population of each MSA or RSA authorized to be served by each such Cellular Entity according to the Donnelly Marketing Service population estimates for 1989, (vi) the Attributable Share of the MSA Pops or RSA Pops of each such Cellular Entity, (vii) the expiration date of the Franchise of such Cellular Entity,
         (viii) to the extent not otherwise set forth in Schedule III, each ownership interest of the Borrower or any of its Subsidiaries in any Person, and the form, class and percentage of such ownership interest and (ix) the percentage of all outstanding Franchise Interests owned or subject to any agreement to purchase or sell or any option, put or call to which the Borrower or any of its Subsidiaries is a party.

             (dd) Title to Property. The Borrower and each of the Restricted Subsidiaries has good and sufficient title to its respective properties and assets free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

             (ee) Calculations. During the period from the date hereof through and including September 30, 1993, the Borrower has (i) not applied any proceeds of Advances to make Investments in Unrestricted Subsidiaries of the type described in Section 2.13(i) hereof, (ii) applied proceeds of Advances to make purchases of RCC Assets of the type described in Section 2.13(j) hereof in an aggregate amount of $15,297,000, (iii) made dispositions of assets of the type described in Section 2.04(b)(iii)(G) hereof for which the Borrower received Net Cash Proceeds in an aggregate amount equal to $277,024,000, (iv) made dispositions of Cellular Assets permitted by Section 5.02(d)(iv) hereof that represent 1,938,500 Pops and (v) made Investments in Unrestricted Subsidiaries pursuant to Section 5.02(e)(x) hereof in an aggregate amount equal to $113,385,000. Through and including September 30, 1993, the sum of the amounts described in to clauses (A)-(F) of Section 5.02(e)(x) hereof is $840,906,600. During the period from September 30, 1993 to, and including, December 3, 1993 there has been no change in the result of the foregoing calculations other than those changes that, individually or in the aggregate, are not material.

                                   5-1

                                ARTICLE V

                        COVENANTS OF THE BORROWER

             SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Required
Lenders shall otherwise consent in writing:

             (a) Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with the Communications Act of 1934, as amended, ERISA, all applicable Environmental Law and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, as amended, and (ii) obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, all licenses, permits, franchises or other governmental authorizations and approvals necessary to own, acquire or dispose of their respective properties, to conduct their respective businesses or to comply with the FCC's or any other Regulatory Authority's construction, operating and reporting requirements, the violation of which or the failure to obtain or maintain which could materially adversely affect the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole.

             (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

             (c) Maintenance of Insurance. Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates.

                                   5-2

             (d)  Preservation of Corporate Existence, Etc.
         Preserve and maintain, and cause each Restricted Subsidiary to preserve and maintain, its corporate, partnership or joint venture existence, rights (charter and statutory) and franchises; provided that neither the Borrower nor any Restricted Subsidiary shall be required to preserve any right or franchise (other than any Franchise Interest) if the Board of Directors of the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Restricted Subsidiary, as the case may be, and if the loss thereof is not disadvantageous in any material respect to the Borrower and the Restricted Subsidiaries taken as a whole or to the Lenders or the 1993 Lenders.

             (e) Visitation Rights. At any reasonable time and from time to time, permit any Agent, or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

             (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

             (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each Restricted Subsidiary to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and, from time to time, make or cause to be made all appropriate and proper repairs, renewals, replacements, additions and improvements thereto, and keep all systems and equipment which may now or in the future be subject to compliance with any standards or rules (including, without limitation, compliance with requirements as to the time periods in which system construction must be completed) imposed by any governmental agency or authority (including, without limitation, the FCC or any other Regulatory Authority) in material compliance with such standards or rules. The equipment and systems shall also be installed and
                                   5-3

         maintained by the Borrower and the Restricted Subsidiaries in compliance with any material requirement imposed under FCC or other Regulatory Authorities regulations, permits, or licenses or under agreements affecting the Borrower or any Restricted Subsidiary. The Borrower and the Restricted Subsidiaries shall maintain, preserve and protect, and renew, all material Franchises, service marks, trademarks and trade names held by any of them that are useful or necessary to operate their Cellular Systems and RCC Systems.

              (h) Performance of Material Agreements. Perform and observe all the terms and provisions of each Material Agreement to be performed or observed by it, maintain each such Material Agreement in full force and effect, enforce each such Material Agreement in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Agreement such demands and requests for information and reports or for action as the Borrower is entitled to make under such Material Agreement, and cause each Restricted Subsidiary to do so.

              (i) Transactions with Affiliates. Conduct, and cause each Restricted Subsidiary to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that in all material respects are fair and reasonable and no less favorable to the Borrower or such Restricted Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, other than (i) transactions conducted in accordance with the provisions of tax agreements that comply with the provisions of Section 5.02(p), (ii) transactions conducted in accordance with the Private Market Value Guarantee, (iii) the Los Angeles Contribution and (iv) transactions among the Borrower and the Restricted Subsidiaries, other than any Restricted Subsidiary in which an Affiliate (other than the Borrower or another Restricted Subsidiary) has an equity or other ownership interest.

             (j) Interest Rate Hedging. Within 120 days after the date of the initial Borrowing and within 30 days after the date of each subsequent Borrowing, enter into and maintain Hedge Agreements with Persons that are acceptable to, and that contain terms and conditions
                                   5-4

         satisfactory to, the Arranging Agents, that cover a notional amount of not less than 33% of the aggregate amount of the Advances that are outstanding on the date on which such Hedge Agreement is first required and that provide protection against fluctuations in interest rates for a period of no less than three years from the date of the initial Borrowing; provided that if the Merger is not consummated on or before September 30, 1994 then, on or before October 30, 1994 and within 30 days after the date of each Borrowing that occurs after September 30, 1994, maintain Hedge Agreements in accordance with the provisions of this Section 5.01(j) that provide such protection against fluctuations in interest rates until a date not earlier than September 30, 1997.

             (k)  Control of LIN.  Use its best efforts to cause
         Persons designated or approved by the Borrower to constitute a majority of the Board of Directors of LIN as promptly as practicable following consummation of the Tender Offer.

             (l)  Reporting Requirements.  Furnish to the Lenders:

                  (i) as soon as possible and in any event within two days after the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

               (ii-a)  as soon as available and in any event within
             60 days after the end of each fiscal quarter of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries as of the end of such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (which certification may be subject to year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in conformity with GAAP;

               (ii-b)  as soon as available and in any event within
             60 days after the end of each fiscal quarter of each
             fiscal year of the Borrower, a combined
                                   5-5

             balance sheet of the Borrower, the Restricted Subsidiaries and the Qualified Minority Entities (prepared on an Attributable Share basis) and a balance sheet of each of the Borrower, the Restricted Subsidiaries (as a group) and the Qualified Minority Entities (as a group), in each case as of the end of such quarter, a combined statement of income of the Borrower, the Restricted Subsidiaries and the Qualified Minority Entities (prepared on an Attributable Share basis), a statement of income of each of the Borrower, the Restricted Subsidiaries (as a group) and the Qualified Minority Entities (as a group), a statement of the aggregate amount of capital expenditures of the Borrower, the Restricted Subsidiaries and the Qualified Minority Entities (prepared on an Attributable Share basis) and a statement of cash flow of the Borrower, in each case for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (which certification may be subject to year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with GAAP, except that such certification shall state that such information has been presented on an Attributable Share basis, together with (A) a certificate of a Financial Officer of the Borrower setting forth the Attributable Share of the aggregate number of subscribers served by all Cellular Entities in which the Borrower, a Restricted Subsidiary or a Qualified Minority Entity has a Franchise Interest as of such date, (B) a certificate of such Financial Officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (C) a Compliance Certificate, together with information sufficient to enable the Lenders to verify the calculations therein;

                  (iii)  as soon as available and in any event
             within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries,
                                   5-6

             including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, Consolidated statements of income, shareholders' equity and cash flow of the Borrower and its Subsidiaries, in each case for such fiscal year and certified in a manner acceptable to the Required Lenders by Arthur Andersen & Co., any Approved Accountant or any other independent public accountants of recognized standing acceptable to the Required Lenders, together with (A) a certificate of a Financial Officer of the Borrower setting forth the Attributable Share of the aggregate number of subscribers served by all Cellular Entities in which the Borrower, a Restricted Subsidiary or a Qualified Minority Entity has a Franchise Interest, as of such date, (B) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing or, if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (C) a certificate of such accounting firm to the Lenders stating that
             (i) the financial statements of the Borrower, the Restricted Subsidiaries and the Qualified Minority Entities for the last quarter of such fiscal year delivered pursuant to Section 5.01(l)(iii) were prepared in conformity with GAAP (other than that such financial information was presented on an Attributable Share basis) and (ii) the reported financial results of the Restricted Subsidiaries and the Qualified Minority Entities were incorporated into the combined financial statements of the Borrower, the Restricted Subsidiaries and the Qualified Minority Entities in accordance with this Agreement, (D) a Compliance Certificate, together with information sufficient to enable the Lenders to verify the calculations therein and (E) concurrently with the delivery of the financial statements for fiscal year 1996 and for each fiscal year occurring thereafter, (x) a certificate of a Financial Officer of the Borrower, in form satisfactory to the Arranging Agents, setting forth
             (1) the Excess Cash Flow for each such fiscal year and the calculation thereof and (2) the reduction required by Section 2.04(b)(ii) hereof and the percentage by which the Lenders' Commitments will be reduced on each Amortization Date and (y) a
                                   5-7

             letter describing all Investments made during such fiscal year and the Pops, if any, attributable to such Investments;

                 (iv) promptly and in any event within fifteen days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Financial Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate proposes to take with respect thereto;

                  (v)  promptly and in any event within five
             Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                 (vi) promptly and in any event within 30 days after the filing thereof with the Internal Revenue
             Service, copies of each Schedule B (Actuarial
             Information) to the annual report (Form 5500 Series) with respect to each Plan;

                (vii)  promptly and in any event within ten
             Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by any Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B) above;

               (viii) promptly upon receipt thereof, copies of all material financial reports or material written recommendations, if any, submitted to the Borrower by its auditors, in connection with each annual or interim audit or examination of its books or the books of any Subsidiary;

                 (ix)  promptly after the commencement thereof,
             notice of all actions, suits and proceedings before
             any court or governmental department, commission,
             board, bureau, agency or instrumentality, domestic
                                   5-8

             or foreign, affecting the Borrower or any of the Restricted Subsidiaries of the type described in
             Section 4.01(h);

                  (x)  promptly after the sending or filing
             thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of the Restricted Subsidiaries sends to its public stockholders, and copies of all regular, periodic and special reports, and all registration statements (other than Registration Statements on Form S-8) that the Borrower or any of its Subsidiaries files with, and any comments or correspondence (other than those of a routine nature) received by the Borrower or any of its Subsidiaries from, the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange;

                 (xi) promptly after the furnishing thereof, (A) any communication from any trustee, financial institution or other Person acting in a similar capacity pursuant to the terms of the 1993 Loan Documents or any other indenture, loan or credit or similar agreement with respect to a principal amount of Indebtedness of $25,000,000 or more that relates to the occurrence or continuance of an event of default, the acceleration of Indebtedness or the amendment, modification or waiver of any provision of any such agreement and (B) any notices furnished pursuant to the Contel Agreement;

                (xii)  promptly after the Borrower or any
             Restricted Subsidiary has reason to know, a statement of a Financial Officer describing in reasonable detail any (A) refusal or failure by any instrumentality to renew or extend any permit or Franchise with respect to the Cellular Businesses of the Borrower and its Subsidiaries, or (B) proposed abandonment or proposed or actual revocation, termination or materially adverse modification of any Franchise or any dispute related thereto, or (C) denial or threatened denial or revocation or material modification by any Regulatory Authority of any Franchise including, without limitation, by the FCC of any FCC Licenses, or (D) notice from any Regulatory Authority of the imposition of any fines or penalties or forfeitures, or (E) threats, notices or requests by any Regulatory Authority with respect
                                   5-9

             to any of the foregoing, or with respect to any proceeding or hearing relating to the foregoing, that might result in any of the foregoing, either individually or in the aggregate, being materially adverse to the Borrower or any Restricted Subsidiary; and

               (xiii) promptly after request therefor, such other information respecting the business, condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its Subsidiaries as any Lender may from time to time reasonably request; provided that a Lender shall not be entitled to receive any information the disclosure of which the Borrower reasonably believes would violate the restrictions regarding security imposed by the government of the United States or any agency thereof with respect to government contracts.

             (m) Maintenance of Corporate Separateness. Conduct its business and operations and the business and operations of each Restricted Subsidiary separately from that of each Unrestricted Subsidiary, and cause each Unrestricted Subsidiary to conduct its business and operations separately from that of the Borrower and the Restricted Subsidiaries, including, without limitation, (i) not commingling funds or other assets of an Unrestricted Subsidiary with the funds or other assets of the Borrower or a Restricted Subsidiary; (ii) maintaining separate corporate and financial records and observing all corporate formalities; (iii) causing each Unrestricted Subsidiary to pay its liabilities from its assets; provided that this clause shall not prohibit the Borrower or any Restricted Subsidiary from making an Investment in an Unrestricted Subsidiary that is otherwise permitted under this Agreement; (iv) maintaining capitalization adequate to meet the business needs of each Unrestricted Subsidiary; (v) causing all reports and filings of the Borrower to refer to each Unrestricted Subsidiary as a Subsidiary rather than as a division; and (vi) causing each Unrestricted Subsidiary to conduct its dealings with third parties in its own name and as a separate and independent entity.

             (n) Ownership of Unrestricted Subsidiaries. Cause each Unrestricted Subsidiary to be a direct or indirect Subsidiary of an Unrestricted Subsidiary in which all of the equity interest is registered in the name of the Borrower or otherwise directly owned by the Borrower.

                                  5-10

             (o)  Metromedia Acquisition.  Subject to its
         obligations under applicable law and the Private Market Value Guarantee, cause LIN either to consummate the acquisition of the interests of Metromedia Company in Cellular Telephone Company and Cellular Systems, Inc. or to take such other actions as may be necessary or desirable to enable the Borrower to be released from its obligations under the Agreement of Purchase and Sale dated October 3, 1989 between the Borrower and Metromedia Company; provided that the foregoing does not and shall not be deemed to require the Borrower or LIN to breach their respective contractual or legal obligations to Metromedia Company.

             (p) LIN Dividend. Following the consummation of the Tender Offer, promptly cause LIN to declare a dividend of the Class A Shares purchased in connection with the McCaw Stock Sale.

             (q)  McCaw Stock Sale.  On or before March 31, 1990
         (i) consummate the McCaw Stock Sale or (ii) effect such transactions of the nature referred to in clauses (B) through (F) of the proviso to Section 5.02(e)(x) as may be necessary to yield additional assets of the type described in clause (i) of Section 3.02(l) in an amount equal to the difference between $1,600,000,000 and the result of the calculation required under Section 3.02(l) on the date of the initial LIN Borrowing (without including in such calculation any amounts under clause (ii) thereof); provided, however, that the aggregate amount permitted to be invested in Unrestricted Subsidiaries pursuant to the proviso to Section 5.02(e)(x) shall be reduced by the amount, if any, credited toward the requirements of the preceding clause (ii) until such time as the McCaw Stock Sale shall have been consummated.

             (r) Simultaneous Borrowings, Prepayments and Commitment Reductions. On any date on which a Borrowing under Section 2.01, a prepayment under Section 2.07 or a reduction in the Commitments under Section 2.04 is made or required to be made, make a simultaneous borrowing (comprised of 1993 Advances of the same Type as Advances comprising such Borrowing having the same Interest Periods and used for the same purposes), prepayment or commitment reduction, as the case may be, under the 1993 Credit Agreement in an amount equal to one third of the amount of the borrowing, prepayment or commitment reduction to be made hereunder.

                                  5-11

             SECTION 5.02.  Negative Covenants.  So long as any
Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Required Lenders:

             (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any Restricted Subsidiary to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any Restricted Subsidiary as debtor, or sign, or permit any Restricted Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any Restricted Subsidiary to assign, any accounts or other right to receive income; excluding, however, from the operation of the foregoing restrictions, the following:

                  (i)  Liens created by the Loan Documents;

                 (ii)  Permitted Liens;

                (iii)  the Liens described on Schedule X;

                 (iv)  (A) Liens incurred in connection with
             Indebtedness permitted by Sections 5.02(b)(ii)(B) through (E); (B) Liens incurred in connection with Capitalized Leases of the Borrower, subject to the limitations set forth in Section 5.02(b)(ii)(B); and
             (C) purchase money Liens upon or in vehicles and office equipment held or acquired by the Borrower in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred by the Borrower solely for the purpose of financing the acquisition of such property; provided that no such Lien shall extend to or cover any property other than (x) the property being acquired and (y) in the case of Indebtedness permitted by
             Section 5.02(b)(ii)(C), the equity interest of the Borrower or any Restricted Subsidiary in the Subsidiary (other than a First-Tier Restricted Subsidiary) that owns such property;

                  (v)  Liens on equity interests in Unrestricted
             Subsidiaries other than Holdings;

                                  5-12

                 (vi)  Liens incurred in connection with
             Indebtedness permitted by Section 5.02(b)(ii)(F); provided that such Liens shall extend only to the assets of the Person that has become a Restricted Subsidiary or to the equity interests of the Borrower or any Restricted Subsidiary in the Person that has become a Restricted Subsidiary so long as such Person has not become a First-Tier Restricted Subsidiary;

                (vii) Liens created by the 1993 Loan Documents, to the extent such Liens are pari passu in all respects with the Liens created by the Loan Documents; and

               (viii) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase of principal amount) of the Indebtedness secured thereby.

             (b) Indebtedness. (i) Create, incur, assume or suffer to exist any Indebtedness unless, after giving effect to the assumption or incurrence of such Indebtedness, the Borrower and the Restricted Subsidiaries are in compliance with the ratios set forth in Sections 5.03(a) and (d);

             (ii) permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Indebtedness other than the Indebtedness set forth below and provided that, after giving effect to the assumption or incurrence of such Indebtedness, the Borrower and the Restricted Subsidiaries are in compliance with the ratios set forth in Sections 5.03(a) and (d):

                  (A)  Existing Indebtedness and extensions,
             renewals and refinancings thereof that are on terms (other than interest rate, prepayment premiums, fees and other similar financial terms) no less favorable to the Lenders and such Restricted Subsidiary than such Existing Indebtedness and that have a weighted average life to maturity at least equal to the then remaining weighted average life of such Existing Indebtedness;

                  (B)  Capitalized Leases and purchase money
             Indebtedness in vehicles and office equipment held
                                  5-13

             or acquired by any Core Property in the ordinary course of business; provided that after giving effect to the obligations of such Restricted Subsidiary with respect to such Capitalized Leases and such Indebtedness the obligations of the Borrower and all Restricted Subsidiaries with respect to all Capitalized Leases and such Indebtedness would not exceed $125,000,000;

                  (C) except for Core Properties (which may not incur Indebtedness pursuant to this clause), Indebtedness incurred solely to finance the acquisition of cellular equipment or the construction of facilities to be used in connection with a Cellular Business including Indebtedness incurred in connection with the development of any newly acquired Cellular Business and to provide related working capital to such Cellular Business; provided that the amount of such Indebtedness to be incurred by such Restricted Subsidiary shall not exceed 150% of the amount reasonably scheduled by agreement of the Borrower's equipment vendors and contractors to be expended by such Restricted Subsidiary for the acquisition or construction of such equipment and facilities;

                  (D) Indebtedness incurred to finance Severable Equipment in an aggregate outstanding amount for any Cellular System not to exceed the greater of (x) $25,000 in any Cellular System and (y) ten cents for each Pop in such Cellular System;

                  (E) Indebtedness incurred to finance Subscriber Equipment in an aggregate outstanding amount for any Cellular System not to exceed fifty cents for each Pop in such Cellular System;

                  (F)  Indebtedness of a Person that was
             outstanding at the time such Person becomes a Restricted Subsidiary (provided that such Indebtedness was not incurred in anticipation of becoming a Restricted Subsidiary) and refinancings thereof on terms (other than interest rate, prepayment premiums, fees and other similar financial terms) no less favorable to the Lenders and such Restricted Subsidiary than such outstanding Indebtedness and that has a weighted average life to maturity at least equal to the then remaining weighted average life of such outstanding Indebtedness;

                                  5-14

                  (G)  Indebtedness (other than described in clause
             (C)) attributable to a Restricted Subsidiary by reason of its holding or owning an interest in a Minority Entity unless the partnership or other agreement pursuant to which such Restricted Subsidiary holds or owns its interest in such Minority Entity permits the Borrower or such Restricted Subsidiary to prohibit the incurrence of such Indebtedness;

                  (H) Indebtedness to the Borrower; provided that such Indebtedness shall be evidenced by a promissory note that has been pledged to the Collateral Agent for the benefit of the Lenders under the Pledge Agreement; and

                  (I)  Indebtedness to another Restricted
             Subsidiary; provided that promissory notes evidencing such Indebtedness shall provide by their terms that such Indebtedness shall, if not previously repaid, automatically be cancelled upon any sale or other disposition of the Restricted Subsidiary obligor thereunder in connection with the exercise of remedies under the Pledge Agreement; and

            (iii) notwithstanding the foregoing, neither the Borrower nor any of its Restricted Subsidiaries shall incur any Indebtedness, the proceeds of which will be used directly or indirectly to acquire any interest in LIN until after the consummation of the Tender Offer, other than the Indebtedness incurred under or in respect of the Loan Documents.

             (c) Mergers, Etc. Merge with or into, or consolidate with or into, any Person (other than the Merger); or permit any Restricted Subsidiary to merge with or into or consolidate with or into any other Person, unless in the case of a Restricted Subsidiary (i) immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default, (ii) if the surviving entity is not a Restricted Subsidiary, the disposition of such Restricted Subsidiary shall otherwise have been permitted under Section 5.02(d) and any resulting Investment shall otherwise be permitted by Section 5.02(e)(x) and (iii) the Borrower delivers to the Administrative Agent a certificate of a Financial Officer of the Borrower showing, in sufficient detail so as to permit computation, that, immediately after giving effect thereto, the Borrower and the Restricted
                                  5-15

         Subsidiaries are in compliance with the ratios set forth in Sections 5.03(a) and (d).

             (d) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any Restricted Subsidiary to sell, lease, transfer or otherwise dispose of, any of its assets, including, without limitation, substantially all assets constituting the business of a division, branch or other unit operation, except:

                  (i) dispositions of assets (other than Franchise Interests) in the ordinary course of business;

                 (ii)  the Contel Transaction and the Los Angeles
             Contribution;

                (iii)  Permitted Cellular Asset Swaps;

                 (iv) dispositions of Cellular Assets (other than Core Properties) that, in the aggregate for all such sales, do not represent more than 7,500,000 MSA Pops and RSA Pops; provided that the Net Cash Proceeds thereof are applied (A) upon the reduction of the Commitments required by Section 2.04(b)(iii) to prepay the Facility as required by Section 2.07(b)(i) or (B) to prepay the Facility if required by Section 2.07(b)(ii);

                  (v) dispositions of any assets if the Net Cash Proceeds thereof are applied to prepay in full all amounts payable by the Borrower under this Agreement and the other Loan Documents and the Commitments of the Lenders have been terminated;

                 (vi) dispositions of RCC Assets and assets that are not Cellular Assets;

                (vii)  dispositions of Unrestricted Subsidiaries;
             and

               (viii) dispositions of assets (including capital stock of a class registered under the Securities Exchange Act of 1934, but excluding all other Franchise Interests) to an Unrestricted Subsidiary; provided that any resulting Investment in such Unrestricted Subsidiary would not be prohibited by
             Section 5.02(e)(x);

                                  5-16

         provided that, if any such sale, transfer or other disposition of assets by the Borrower or any Restricted Subsidiary would affect more than 1,000,000 Pops, prior to, or simultaneously with, such sale, transfer or disposition, the Borrower shall deliver to the Lenders a certificate of a Financial Officer of the Borrower showing, in sufficient detail so as to permit computation, that, immediately after giving effect thereto the Borrower and the Restricted Subsidiaries are in compliance with the ratios set forth in Sections 5.03(a) and (d).

             (e) Investments in Other Persons. Make, or permit any Restricted Subsidiary to make, any Investment in any Person, other than:

                  (i)  acquisitions of Cash Equivalents or
             repurchase agreements and reverse repurchase agreements with any securities dealer with respect to Cash Equivalents that are fully collateralized by Cash Equivalents;

                 (ii)  acquisitions of debt securities in an
             aggregate amount for the Borrower and all Restricted
             Subsidiaries not to exceed $50,000,000; provided that no more than $25,000,000 of such debt securities shall be securities of any single issuer;

                (iii) the acquisition by Holdings of LIN Shares pursuant to the Tender Offer and the Los Angeles
             Contribution;

                 (iv) capital contributions or loans to a Minority Entity in which a Restricted Subsidiary holds a Franchise Interest; provided that unless the Borrower or a Restricted Subsidiary owns or has the right to acquire, pursuant to a binding contract, more than 50% of the outstanding voting interests of such Minority Entity, the Borrower's or such Restricted Subsidiary's percentage of any capital contribution or loan to such Minority Entity shall not exceed the Attributable Share of such Minority Entity;

                  (v) Targeted Acquisitions by the Borrower or any Restricted Subsidiary; provided that, without limitation of the Borrower's ability to make Targeted Acquisitions under clause (x), no such Acquisition pursuant to this clause (v) shall be designated as an Unrestricted Subsidiary;

                                  5-17

                 (vi) Investments in Restricted Subsidiaries; provided that any Indebtedness resulting therefrom shall, to the extent it is owed to the Borrower, be evidenced by a promissory note that has been pledged to the Collateral Agent for the benefit of the Lenders under the Pledge Agreement;

                (vii)  (x) loans and advances by First-Tier
             Restricted Subsidiaries to Cellular Entities owning an MSA Franchise or Geographically-Related RSA Franchise that are fully secured by a first priority security interest and that are in an aggregate amount not to exceed $50,000,000 and (y) additional Investments (other than loans, advances and similar Investments) in Persons owning RCC Assets in an aggregate amount for the Borrower and all Restricted Subsidiaries, together with the amount of all loans and advances under clause (x), not to exceed $200,000,000;

               (viii) loans and advances to employees that in the aggregate for the Borrower and the Restricted
             Subsidiaries do not exceed $20,000,000;

                 (ix) other loans and advances in the ordinary course of business that in the aggregate do not exceed $20,000,000; and

                  (x) Investments in Unrestricted Subsidiaries; provided that the aggregate amount invested (excluding Investments pursuant to clauses (iii) of this Section 5.02(e), Investments by Restricted Subsidiaries in additional LIN Shares and acquisitions by Restricted Subsidiaries of Franchise Interests that result in the direct or indirect ownership of additional outstanding common equity of any Cellular Entity that was an Unrestricted Subsidiary immediately prior to such acquisition and did not become an Unrestricted Subsidiary as a part of the same transaction or series of related transactions with such acquisition, to the extent, and solely to the extent, that any such acquisition would constitute a Targeted Acquisition, but including all other Investments in unrestricted subsidiaries pursuant to this Section 5.02(e)) by the Borrower and all Restricted Subsidiaries at any time shall not exceed the sum of (A) $100,000,000, plus
             (B) the net proceeds (including the fair market value of non-cash proceeds as determined in good
                                  5-18

             faith by a Financial Officer of the Borrower and set forth in a certificate of such Financial Officer delivered to the Arranging Agents and not objected to by the Arranging Agents) of issuances by the Borrower after October 20, 1989 of (1) common stock (other than the McCaw Stock Sale), (2) preferred stock that is not subject to mandatory redemption and does not pay dividends in cash or in securities constituting Indebtedness and (3) options or warrants to purchase common stock or preferred stock referred to in clause
             (2) above, plus (C) the net proceeds (as so determined) received by the Borrower or a Restricted Subsidiary of sales of the equity securities of Unrestricted Subsidiaries (excluding LIN Shares) after October 20, 1989, plus (D) cash dividends or distributions received by the Borrower or a Restricted Subsidiary after October 20, 1989 from any Unrestricted Subsidiary, plus (E) the fair market value (as determined in good faith by the Board of Directors of the Borrower and set forth in a certificate of a Financial Officer of the Borrower delivered to the Lenders and not objected to by the Arranging Agents or the Required Lenders within ten days after delivery thereof) of the equity held or owned by the Borrower or a Restricted Subsidiary in any Unrestricted Subsidiary (excluding LIN Shares), the principal assets of which consist of Franchise Interests or RCC Assets, upon the conversion of such Subsidiary into a Restricted Subsidiary or the fair market value (as so determined) of such assets distributed to the Borrower or such Restricted Subsidiary, plus (F) proceeds deemed received by the Borrower by conversion into common stock of convertible Indebtedness that is not outstanding on October 20, 1989 or of preferred stock (other than preferred stock referred to in clause (B)(2) above); and provided further that neither the Borrower nor any Restricted Subsidiary shall directly or indirectly make or hold any such Investment in the form of a general partnership interest or other interest that does not limit the liability of the Borrower and the Restricted Subsidiaries thereunder;

provided that

                  (A)  neither the Borrower nor any Restricted
             Subsidiary shall make Investments in any Unrestricted Subsidiary unless prior to such Investment a Financial Officer of the Borrower or,
                                  5-19

             with respect to Investments in any Person the total assets of which have a fair market value of $200,000,000 or more, the Board of Directors of the Borrower has determined in his or its good faith judgment (as the case may be) that such Unrestricted Subsidiary will be able to satisfy its potential liabilities and its other liabilities from its own assets and earnings, including any potential liabilities of such Unrestricted Subsidiary with respect to taxes, ERISA, Environmental Law and other similar matters; and

                  (B) if as a result of any Investment permitted by this Section 5.02(e) the Borrower or any Restricted Subsidiary will acquire more than 1,000,000 Pops, prior to or simultaneously with such Investment, the Borrower shall deliver to the Lenders a certificate of a Financial Officer of the Borrower (1) showing, in detail satisfactory to the Arranging Agents, that, immediately after giving effect to such Investment, the Borrower and the Restricted Subsidiaries are in compliance with the ratios set forth in Sections 5.03(a) and (d) and (2) listing, for each Person that is the subject of such Investment, (u) each Cellular Entity in which such Person has a Franchise Interest and whether such Cellular Entity is a Cellular Licensee, Cellular Permittee or Cellular Tentative Selectee, (v) each MSA or RSA such Cellular Entity is authorized to serve, (w) the form, class and percentage ownership and voting interest of such Person in each such Cellular Entity, (x) the MSA Pops or the RSA Pops, as the case may be, of each MSA or RSA authorized to be served by each such Cellular Entity (determined by reference to the most recent Donnelly Marketing Service population estimates (or, if no such estimates are available, according to the estimates of a comparable service or publication, which service or publication shall be acceptable to the Lenders)), (y) the Attributable Share of the MSA Pops or RSA Pops of each such Cellular Entity immediately after giving effect to such Investment and
             (z) the expiration date of each Franchise granted to such Cellular Entity.

             (f) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or
                                  5-20

         hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any Restricted Subsidiary to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock, except that the Borrower may (i) declare and deliver dividends and distributions payable only in, or purchase, redeem, retire, defease or otherwise acquire such capital stock for value consisting of, common stock of the Borrower or preferred stock that complies with the provisions of Section 5.02(o) or warrants, rights or options to purchase such stock of the Borrower, (ii) redeem equity issued in connection with the acquisition of Franchise Interests, (iii) repurchase employee common stock and options in an aggregate amount not exceeding, in any fiscal year of the Borrower, 1% of the issued and outstanding common stock of the Borrower, (iv) redeem common stock in accordance with the provisions of the Borrower's certificate of incorporation as in effect on the date hereof relating to the application of laws and regulations governing foreign ownership or otherwise enabling the Borrower to prevent the loss of a Franchise and (v) repurchase Class A Shares and Class B Shares from BT to maintain trading in the Class A Shares in accordance with the terms of the BT Purchase Agreement as in effect on the date hereof; provided that (A) immediately after giving effect to each such purchase, repurchase, redemption or distribution, no event shall occur and be continuing that constitutes a Default, (B) with respect to purchases, repurchases or redemptions (other than redemptions or repurchases of stock that are permitted by clauses (iv) and
         (v) hereof), such purchases, repurchases or redemptions are made at a price that does not exceed the existing market price and (C) with respect to purchases, redemptions or repurchases of stock that are permitted by clauses (iv) and
         (v), the cash consideration payable with respect thereto shall not in the aggregate for all such redemptions or repurchases exceed $250,000,000.

             (g) Change in Nature of Business. Permit any of the Restricted Subsidiaries to engage in any business other than the Cellular Business and RCC Business and any other business owned by a Restricted Subsidiary on the date hereof or acquired incidental to the acquisition of
         Cellular Businesses and RCC Businesses or permit any
         Unrestricted Subsidiary to engage in any business other
                                  5-21

         than the communications business and any other business owned by an Unrestricted Subsidiary on the date hereof or acquired incidental to the acquisition of communications businesses; notwithstanding the foregoing authorization to acquire incidental businesses, the Borrower and the Restricted Subsidiaries, taken as a whole, shall remain at all times primarily engaged in the business of owning and operating Cellular Businesses and RCC Businesses.

             (h) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any material liability of the Borrower and its ERISA Affiliates as a whole to the PBGC or (ii) permit to continue unremedied any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, that presents a material risk of such a termination by the PBGC of any Plan.

             (i) Plan Amendments. Amend, modify or change in any manner or permit its Subsidiaries to amend, modify or change in any manner, any Plan, Multiemployer Plan or Welfare Plan sponsored, maintained or contributed to by the Borrower or its Subsidiaries, if such amendment, modification or change, together with all other such amendments, modifications and changes, would result in a material increase in the costs and expenses in respect of such Plans, Multiemployer Plans and Welfare Plans of the Borrower and its Subsidiaries taken as a whole.

             (j) Accounting Changes. Make or permit, or permit any Subsidiary to make or permit, any significant change in accounting policies or reporting practices, except as required or permitted by GAAP.

             (k) Prepayments, Amendments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Debt, other than (i) prepayments with the proceeds of refinancing thereof on terms no less favorable to the Lenders and the Borrower than such Subordinated Debt and having a weighted average life to maturity at least equal to the then remaining weighted average life of such Subordinated Debt, (ii) in connection with the Refinancing or (iii) purchases or redemptions of the Convertible Debentures, make any payment in violation of any subordination terms of any Subordinated Debt or amend, modify or change in any manner any term or condition of any Subordinated Debt or the MCI Debt if such amendment would be adverse to the
                                  5-22

         Lenders, or permit any of the Restricted Subsidiaries to do any of the foregoing.

             (l) Amendments, Etc. (x) Amend, modify, or change in any manner any term or condition of or accept any consent, waiver or approval under any 1993 Loan Document unless simultaneously with the effectiveness thereof the same amendment, modification or waiver will become effective with respect to the Loan Documents or (y) amend, modify, or change in any manner any term or condition of, give any consent, waiver or approval under or waive any default under or breach of any term or condition of its charter or by-laws or any Material Agreement, except amendments, modifications and waivers that would not (in the good faith judgment of the Lenders) have a material adverse effect on (i) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole,
         (ii) the rights and remedies of the Agents or the Lenders under any Loan Document or the Intercreditor Agreement or the rights and remedies of the 1993 Agents or the 1993 Lenders under the 1993 Loan Documents or the Intercreditor Agreement, or (iii) the ability of the Borrower to perform its obligations under any Loan Document, any 1993 Loan Document or the Intercreditor Agreement, or permit any Restricted Subsidiary to do any of the foregoing.

             (m) Transfer of LIN Shares. Own or control directly, or permit any of its Subsidiaries, other than Holdings, to own or control directly or indirectly, any LIN Shares, unless at such time Holdings owns a majority (on a fully diluted basis) of all issued and outstanding LIN Shares.

             (n) Negative Pledge. (i) Enter into or suffer to exist any agreement prohibiting the creation or assumption of any Lien upon any of its property or assets other than in favor of the Agents or the Lenders and the 1993 Agents or the 1993 Lenders to the extent that the prohibition on Liens in favor of the 1993 Agents or the 1993 Lenders is the same as the prohibition in favor of the Agents or the Lenders; or (ii) permit any Restricted Subsidiary to enter into or suffer to exist any agreement prohibiting the creation or assumption of any Lien upon any of the properties or assets of such Restricted Subsidiary other than in connection with (A) any Existing Indebtedness and any Indebtedness outstanding on the date such Person first becomes a Restricted Subsidiary,
                                  5-23

         (B) any Indebtedness permitted by Sections 5.02(b)(ii)(B),
         (C), (D) and (E) hereof and (C) any partnership agreements or other similar agreements to which such Restricted
         Subsidiary is subject on the date hereof.

             (o) Preferred Stock. Issue or authorize the issuance of, or permit any Restricted Subsidiary to issue or authorize the issuance of, any preferred stock other than preferred stock of the Borrower issued in connection with an Investment permitted by Section 5.02 or preferred stock of the Borrower that (i) is either not convertible or is convertible only into common stock of the Borrower, (ii) is not accorded voting rights, either before or after conversion or the occurrence of any other event, that would result in a change of control contemplated by Section 6.01(i) or 6.01(j) and (iii) is not subject to mandatory redemption earlier than 180 days following the Final Maturity Date.

             (p) Tax Consolidation. File or consent to or permit the filing of any consolidated income tax return on behalf of it or any Restricted Subsidiary with any Person (other than a consolidated return of the Borrower and its Restricted Subsidiaries), unless such Person shall be subject to a tax sharing agreement or arrangement with the Borrower and the Restricted Subsidiaries pursuant to which the Borrower and the Restricted Subsidiaries will not be required to pay income taxes or amounts in lieu of income taxes greater than the amount that the Borrower and the Restricted Subsidiaries would have been required to pay if the Borrower and the Restricted Subsidiaries had filed income tax returns on a consolidated basis as a separate affiliated group (as such term is defined in Section 1504(a) of the Code) of corporations consisting of only the Borrower and the Restricted Subsidiaries.

             (q) Management Fees. Except for management fees payable by a Restricted Subsidiary to the Borrower or payable by a Restricted Subsidiary to a wholly-owned Restricted Subsidiary or reasonable management fees payable by a Restricted Subsidiary to another Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, enter into any management agreement or directly or indirectly pay or become liable to any Person for any sum or property for fees for management or similar services rendered, or permit any Restricted Subsidiary to do so, other than management agreements
                                  5-24

         with a Restricted Subsidiary that are automatically terminated upon the exercise of remedies by the Collateral Agent, the Administrative Agent or the Lenders under any of the Loan Documents.

             (r) Holding Company Status. Own directly or acquire any assets other than shares of capital stock of wholly-owned First-Tier Restricted Subsidiaries and wholly-owned Unrestricted Subsidiaries, promissory notes of Restricted Subsidiaries that have been pledged to the Lenders pursuant to the Pledge Agreement and immaterial amounts of other assets.

             (s) Minority Entities. Permit any of the Restricted Subsidiaries to own, hold, acquire or commit to acquire, directly or indirectly any equity or other ownership interest in, any Minority Entity or any Investment in any other Person that is not a Restricted Subsidiary if, after giving effect to such ownership, holding or acquisition,
         (x) the Attributable Share of the Pops of all Minority Entities and such Persons would be greater than ten percent (10%) of (y) the Attributable Share of all Pops of the Borrower, the Restricted Subsidiaries and all Minority Entities; provided that, for purposes of determining compliance with this Section 5.02(s), the Attributable Share of the Pops of any Minority Entity or such Person shall not be included in clause (x) if (i) the Borrower or any Restricted Subsidiary owns or has the right to acquire, pursuant to a binding and enforceable written agreement or agreements:

             (A) 50% of the outstanding voting interests in such Minority Entity or such Person and such Minority Entity or such Person has the power to vote to direct or control the management of the Cellular Entity serving any of the following MSAs:
                  Buffalo, New York; Indianapolis, Indiana;
                  Milwaukee, Wisconsin; and San Francisco/San Jose, California ("Named MSAs") and in any other MSA that is held by the same Cellular Entity and (1) is adjacent to a Named MSA, (2) is operated as a single cellular cluster with such Named MSA and
                  (3) was owned by such Cellular Entity at the time the Borrower or a Restricted Subsidiary first obtained an ownership interest in such Cellular Entity, or

                                  5-25

             (B) more than 50% of the outstanding voting interests in such Minority Entity or such Person,

         or (ii) the Borrower or any Restricted Subsidiary has equal participation or greater on a committee consisting of two or more partners that controls such Minority Entity or such Person.

             (t) Acquire LIN Shares. Until after the consummation of the Tender Offer, acquire LIN Shares, unless, in the sole judgment of the Lenders, all conditions precedent set forth in Section 3.02 shall have been satisfied.

             (u) Unrestricted Subsidiaries. At any time (i) become, or permit any Restricted Subsidiary to become, liable for, directly or indirectly, any Indebtedness or other obligations of any nature of an Unrestricted Subsidiary other than as permitted by Section 5.02(e)(x),
         (ii) permit any Unrestricted Subsidiary to own any Indebtedness of, or equity interests in, the Borrower or any Restricted Subsidiary or (iii) acquire, or permit any Restricted Subsidiary to acquire, any property, goods or services from an Unrestricted Subsidiary or provide, or permit any Restricted Subsidiary to provide, any property, goods or services to an Unrestricted Subsidiary other than transactions conducted in compliance with Section 5.01(i).

             SECTION 5.03. Financial Covenants. So long as any Advance remains unpaid or any Lender shall have any Commitment hereunder, the Borrower will, and will cause the Restricted Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:

             (a) Debt-to-Pops Ratio. Maintain ownership of sufficient Franchise Interests and limit Indebtedness so that at all times the ratio of (i) the sum of (without duplication) Adjusted Combined Debt and the Attributable Share of the Indebtedness of all Minority Entities less Cash Equivalents (determined as set forth below) to (ii) the Attributable Share of the Pops of the Borrower, the Restricted Subsidiaries and all Minority Entities shall not exceed 97.50 to 1.

         For purposes of this Section 5.03(a), Cash Equivalents
         shall mean the sum of (a) Cash Equivalents owned by the
         Borrower and the wholly-owned Restricted Subsidiaries
                                  5-26

         plus (b) the Attributable Share of the Cash Equivalents of each other Restricted Subsidiary plus (c) the Attributable Share of the aggregate Cash Equivalents of the Qualified Minority Entities, but only to the extent that such amount of Cash Equivalents does not exceed the Attributable Share of the Senior Debt of the Qualified Minority Entities.

             (b) Cash Flow to Debt Service Ratio. Cause, on the date of the initial Borrowing and on the last day of each fiscal quarter thereafter, the ratio of Adjusted Combined Cash Flow to Pro Forma Combined Debt Service to be equal to or greater than 1.0.

             (c) Debt to Cash Flow Ratio. Not allow on the last day of any fiscal quarter set forth below the ratio of Senior Debt (SD) and Combined Debt (CD) to Adjusted
         Combined Cash Flow (ACCF) to be greater than the amount set forth below for each such date:

            Period Ending        SD/ACCF         CD/ACCF

         09/30/93                 6.50            6.50
         12/31/93                 6.50            6.50
         03/31/94                 6.50            6.50
         06/30/94                 6.50            6.50
         09/30/94                 6.50            6.50
         12/31/94                 6.25            6.50
         03/31/95                 6.00            6.25
         06/30/95                 5.75            6.25
         09/30/95                 5.50            6.00
         12/31/95                 5.25            6.00
         03/31/96 and             5.00            6.00
           thereafter

         For purposes of this Section 5.03(c), Adjusted Combined Cash Flow shall be further adjusted upward or downward, as the case may be, on each date of determination to include the Attributable Share (measured as of such date) of the Cash Flow for the period of the two fiscal quarters set forth in the most recent Compliance Certificate delivered by the Borrower, multiplied by two, of any business or assets that were acquired by the Borrower or by a Restricted Subsidiary (so long as such business or assets are not designated as an Unrestricted Subsidiary) since the last day of the second such fiscal quarter and to exclude the Cash Flow attributable to any business or assets that were disposed of by the Borrower or a Restricted Subsidiary since the last day of such

                                  5-27

         second fiscal quarter; provided, however, that, until the Borrower has delivered to the Lenders a certificate of a Financial Officer of the Borrower, in form satisfactory to the Arranging Agents, setting forth the Cash Flow of all businesses and assets acquired or disposed of since the last day of such second fiscal quarter, the Borrower shall not allow Senior Debt or Combined Debt to exceed the amounts permitted on the basis of the information contained in such Compliance Certificate or in any preceding certificate of a Financial Officer of the Borrower.

             (d) Incurrence Test. Not create, incur or assume any Indebtedness (including, without limitation, any Indebtedness hereunder) or allow any Restricted Subsidiary to create, incur or assume any Indebtedness unless the ratio of Combined Debt (CD), after giving effect to the creation, incurrence or assumption of all Indebtedness to be created, incurred or assumed on such date of determination to Adjusted Combined Cash Flow (ACCF) set forth in the most recent Compliance Certificate delivered by the Borrower is less than or equal to the amount set forth in Section 5.03(c) for the most recent fiscal quarter ended prior to such date of determination.

             For purposes of this Section 5.03(d), Adjusted
         Combined Cash Flow shall be further adjusted upward or downward, as the case may be, on each date of determination to include the Attributable Share (measured as of such date) of the Cash Flow for the period of the two fiscal quarters set forth in the most recent Compliance Certificate delivered by the Borrower, multiplied by two, of any business or assets that were acquired by the Borrower or by a Restricted Subsidiary (so long as such business or assets are not designated as an Unrestricted Subsidiary) since the last day of the second such fiscal quarter and to exclude the Cash Flow attributable to any business or assets that were disposed of by the Borrower or a Restricted Subsidiary since the last day of such second fiscal quarter; provided, however, that, until the Borrower has delivered to the Lenders a certificate of a Financial Officer of the Borrower, in form satisfactory to the Arranging Agents, setting forth the Cash Flow of all businesses and assets acquired or disposed of since the last day of such second fiscal quarter, neither the Borrower nor any Restricted Subsidiary shall create, incur or assume Indebtedness in excess of the amounts permitted on the basis of the information contained in such Compliance Certificate or in any preceding certificate of a Financial Officer of the Borrower.
                                  5-28

             (e) Contel Proceeds. For purposes of making all calculations pursuant to this Section 5.03, during the period from the date hereof to, but excluding, the earliest to occur of (i) the date on which the Contel Transaction is consummated, (ii) the date on which the Contel Transaction no longer continues to proceed toward closing on substantially the same terms as set forth in the Contel Agreement (or on terms no less favorable to the Borrower and the Lenders than those set forth in the Contel Agreement) and (iii) June 30, 1990, it shall be assumed that the Contel Transaction shall have been consummated on January 1, 1990 (and the Pops, income, Indebtedness and other measured characteristics attributable to the assets that are the subject of the Contel Transaction shall be excluded from such calculations), and that the Borrower has received $1,200,000,000 in Net Cash Proceeds and applied such amount to reduce any Indebtedness outstanding under this Agreement.

                                   6-1

                               ARTICLE VI

                            EVENTS OF DEFAULT

             SECTION 6.01.  Events of Default.  If any of the
following events ("Events of Default") shall occur and be continuing:

             (a) The Borrower shall fail to pay any principal of, or interest on, any Advance, or the Borrower shall fail to make any other payment under any Loan Document, in each case when the same becomes due and payable; or

             (b) Any representation or warranty made by the Borrower or any of its Subsidiaries (or any of their officers) under or in connection with any Loan Document or any certificate or financial information delivered pursuant thereto shall prove to have been incorrect in any material respect when made; or

             (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (i), (j), (l), (r), 5.02(a), (b), (c), (d), (e),
         (f), (g), (h), (i), (k), (l), (m), (n), (o), (q), (r), (t),
         (u) or 5.03; or (ii) the Borrower shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for ten days after written notice thereof shall have been given to the Borrower by any Agent or any Lender; or

             (d)  The Borrower or any of its Subsidiaries shall
         fail to pay any principal of, premium or interest on or other amounts payable in respect of the 1993 Credit Agreement or Indebtedness in an aggregate outstanding principal amount of $25,000,000 or more (but excluding Indebtedness outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure, event or condition is to
                                   6-2

         accelerate, or to permit the acceleration of, the maturity of such Indebtedness or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

             (e) The Borrower or any of its Material Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, such proceeding shall remain undismissed or unstayed for a period of 45 days; or the Borrower or any of its Material Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

             (f) Any judgments or orders for the payment of money in the aggregate equal to or in excess of $5,000,000 shall be rendered against the Borrower or any of the Restricted Subsidiaries and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

             (g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could have a material adverse effect on (i) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole, (ii) the ability of the Borrower or any of the Restricted Subsidiaries to perform its obligations under any Loan
                                   6-3

         Document to which it is a party or (iii) the rights and remedies of the Agents or the Lenders under any Loan Document or the Intercreditor Agreement or the rights and remedies of the 1993 Agents or the 1993 Lenders under the 1993 Loan Documents or the Intercreditor Agreement, and there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

             (h) The Pledge Agreement after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; provided that with respect to Collateral that does not relate to any Core Property and that, (i) individually or in the aggregate, represents less than 5% (as of the date of such lapse) of all Pops held by the Borrower and the Restricted Subsidiaries or (ii) evidences Indebtedness in an aggregate outstanding principal amount of less than $25,000,000, an Event of Default shall not have been deemed to have occurred unless the Borrower shall have failed to create a valid and perfected first priority Lien on such Collateral within 10 days after the date on which the Borrower first becomes aware of such lapse; or

             (i) At any time before the consummation of the Merger, Craig O. McCaw or a Designated Party, and at any time after the consummation of the Merger, AT&T shall fail to have the right to cause the election of his or its nominees to a majority of the directorships of the Board of Directors of the Borrower; or

             (j) (i) At any time before the consummation of the Merger, the McCaw Family shall at any time for any reason cease to be the legal and beneficial owner of at least 20,000,000 Class B Shares (or such other number of Class B Shares as may be determined after adjustment to give effect to increases or decreases in such number of Class B Shares including, without limitation, increases or decreases resulting from stock dividends, stock splits, reclassifications or combinations effected with respect to such Class B Shares, such adjustments to be calculated in a manner approved by the Arranging Agents) or (ii) at any time after the consummation of the Merger, AT&T shall for any reason cease to have Economic Ownership of Voting Stock representing in the aggregate at least 51% of the combined voting power of all Voting Stock of the Borrower; or

                                   6-4

             (k) Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or in the case of a Plan with respect to which a Termination Event described in clauses (c) through (f) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $25,000,000; or

             (l) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $25,000,000 and any part of such Withdrawal Liability shall not have been paid when the same becomes due and payable; or

             (m) The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of each such Multiemployer Plan immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $25,000,000; or

             (n) The Borrower or any ERISA Affiliate shall have committed a failure described in Section 302(f)(l) of ERISA and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $25,000,000; or

             (o) There shall occur any material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and the Restricted Subsidiaries taken as a whole;

                                   6-5

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   7-1

                               ARTICLE VII

                               THE AGENTS

             SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement, the other Loan Documents and the Intercreditor Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents or the Intercreditor Agreement (including, without limitation, enforcement or collection of the Indebtedness resulting from the Advances), none of the Agents shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders and, under certain circumstances specified herein, the Majority
Lenders and under the circumstances specified in the Pledge Agreement, the Required Secured Lenders, and such instructions shall be binding upon all Lenders and all 1993 Lenders;
provided that none of the Agents shall be required to take any action that exposes any Agent to personal liability or that is contrary to this Agreement, the 1993 Credit Agreement or applicable law. The Administrative Agent agrees to give to each Lender and to the 1993 Administrative Agent prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

             SECTION 7.02. Agents' Reliance, Etc. No Agent or any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, under or in connection with the Loan Documents, the 1993 Loan
Documents or the Intercreditor Agreement, except for its or
their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, each Agent:
(i) may treat the Lender that made any Advance as the holder of the Indebtedness resulting therefrom until the Administrative
Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any
                                   7-2

Lender or any 1993 Lender and shall not be responsible to any Lender or any 1993 Lender for any statements, warranties or representations made in or in connection with the Loan Documents, the 1993 Loan Documents or the Intercreditor Agreement; (iv) shall not have any duty to ascertain or to inquire as to (x) the performance or observance of any of the terms, covenants or conditions of any Loan Document or any 1993 Loan Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or
(y) the performance or observance of any of the terms, covenants or conditions of the Intercreditor Agreement on the part of any Agent, Lender, 1993 Agent or 1993 Lender; (v) shall not be responsible to any Lender or any 1993 Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document, any 1993 Loan Document, the Intercreditor Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document, any 1993 Loan Document or the Intercreditor Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopier, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

             SECTION 7.03. The Toronto-Dominion Bank Trust Company, Morgan, Kansallis, Provident and Toronto-Dominion and Affiliates. With respect to the Commitments and the Advances made by each of them, Morgan, Kansallis, Provident and Toronto-Dominion shall have the same rights and powers under the Loan Documents, the 1993 Loan Documents and the Intercreditor Agreement as any other Lender, 1993 Lender or 1993 Agent (as the case may be) and may exercise the same as though it were not the Administrative Agent, an Arranging Agent or a 1993 Agent (as the case may be) and The Toronto-Dominion Bank Trust Company were not the Collateral Agent (as the case may be); and the term "Lender," "Lenders," "1993 Lender" or "1993 Lenders" shall, unless otherwise expressly indicated, include each of Morgan, Kansallis, Provident and Toronto-Dominion in its individual capacity. Each of The Toronto-Dominion Bank Trust Company, Morgan, Kansallis, Provident and Toronto-Dominion and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if each of The Toronto-Dominion Bank Trust Company, Morgan, Kansallis, Provident and Toronto-Dominion
                                   7-3

were not the Collateral Agent, the Administrative Agent, an Arranging Agent or a 1993 Agent (as the case may be) and without any duty to account therefor to the Lenders or 1993
Lenders.

             SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agents, any Lender, any 1993 Agent or any 1993 Lender and based on the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the Intercreditor Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any Lender, any 1993 Agent or any 1993 Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Intercreditor Agreement.

             SECTION 7.05. Indemnification. The Lenders and the 1993 Lenders will indemnify each Agent (to the extent not promptly reimbursed by the Borrower), according to the proportion that the sum of the principal amounts of the
Advances and the 1993 Advances then owing to each such Lender bears to the aggregate principal amount of the sum of the Advances and the 1993 Advances then outstanding (or if no Advances and 1993 Advances are at the time outstanding or if any Advances or 1993 Advances are then owing to Persons that are not Lenders or 1993 Lenders, according to the proportion that the sum of such Lender's or 1993 Lender's Commitment and its 1993 Commitment bears to the sum of the Commitments and the 1993 Commitments) or, in the case of the Collateral Agent, according to the proportion that the sum of (a) the principal amounts of the Advances then owing to such Lender, (b) the respective amounts of such Lender's then unused Commitment and
(c) the Agreement Values of the Secured Hedge Agreements for
such Lender bears to the sum of (i) the sum of the Advances and the 1993 Advances then outstanding, (ii) the sum of the unused Commitments and the unused 1993 Commitments and (iii) the sum of the Agreement Values and the 1993 Agreement Values, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent (as the case may be) in any way relating to or arising out of the Loan Documents or the Intercreditor Agreement or in the case of the Collateral Agent, the 1993
                                   7-4

Loan Document or any action taken or omitted by such Agent under the Loan Documents or the Intercreditor Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section
8.04 (other than any costs and expenses payable to the financial institution acting as such Agent in its capacity as a Lender), to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower.

             SECTION 7.06.  Successor Collateral Agent or
Administrative Agent; Successor Arranging Agents. (a) The Collateral Agent or Administrative Agent may resign at any time by giving written notice thereof to each of the Lenders and the Borrower and in the case of the Collateral Agent, the 1993 Lenders and may be removed at any time with or without cause by the Majority Lenders in the case of the Administrative Agent or the Required Lenders in the case of the Collateral Agent. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Collateral Agent and the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Agent shall have been appointed by the Required Lenders in the case of the Collateral Agent or the Majority Lenders, in the case of the Administrative Agent, and shall have accepted such appointment, within 30 days after the retiring Collateral Agent's or Administrative Agent's giving of notice of resignation or the Required Lenders' or Majority Lenders' (as the case may be) removal of the retiring Collateral Agent or Administrative Agent, then the retiring Collateral Agent or Administrative Agent (as the case may be) may, on behalf of the Lenders, appoint a successor Collateral Agent or Administrative Agent (as the case may be), which shall be a commercial bank organized under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $100,000,000 and with respect to the Collateral Agent shall be the Collateral Agent under the 1993 Loan Documents. Upon the acceptance of any appointment as Collateral Agent or Administrative Agent hereunder by a successor Collateral Agent or Administrative Agent, such successor Collateral Agent or Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Collateral Agent or
                                   7-5

Administrative Agent, and the retiring Collateral Agent or Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent's or Administrative Agent's resignation or removal hereunder as Collateral Agent or Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent or Administrative Agent under this Agreement.

             (b) Any Arranging Agent may resign at any time by giving written notice thereof to each of the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Arranging Agent. If at any time, more than two Arranging Agents have been removed or have delivered a notice of resignation and have not been replaced, within 30 days after the first date on which such circumstance exists, then the remaining Arranging Agents may, on behalf of the Lenders, appoint a successor Arranging Agent or successor Arranging Agents (as the case may be). Each such successor Arranging Agent shall be a commercial bank organized under the laws of the United States or of any state thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Arranging Agent hereunder by a successor Arranging Agent, such successor Arranging Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the remaining Arranging Agents and the retiring Arranging Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Arranging Agent's resignation or removal hereunder as Arranging Agent, the provisions of this
Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Arranging Agent under this Agreement.

             SECTION 7.07.  The Managing Agents, Co-Agents,
Co-Managers, Managers and Participants. The Lenders whose names are set forth on the signature pages hereof under the headings "Managing Agents," "Co-Agents," "Co-Managers,"
"Managers" and "Participants" have been so designated in recognition of their respective Commitments, and the use of such title does not impose on such Lenders any duties or obligations greater than those of any other Lender.

                                   8-1

                              ARTICLE VIII

                              MISCELLANEOUS

             SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders and all the 1993 Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01 or 3.02, or, in the case of the initial Borrowing, Section 3.03 or 3.04,
(ii) change the percentage of the Commitments or 1993 Commitments or of the aggregate unpaid principal amount of the Advances or the 1993 Advances, or the number of Lenders or 1993 Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) release any Collateral; provided that Lenders and 1993 Lenders holding at least 85% of the aggregate unpaid principal amount of the Advances and the 1993 Advances outstanding or, if no such principal amount is outstanding, Lenders and 1993 Lenders having at least 85% of the sum of the Commitments and the 1993 Commitments, may release (A) any Collateral if, after giving effect to such release, Adjusted Combined Cash Flow from the remaining Collateral is equal to or greater than 125% of Pro Forma Combined Debt Service or (B) any Collateral that, together with all Collateral previously released under this proviso represents, in the aggregate for all Collateral released under this provision or Section 8.01(iii)(B) of the 1993 Credit Agreement, less than 10% of Adjusted Combined Cash Flow, the value of such previously released Collateral to be determined at the time of release, (iv) amend this Section 8.01,
(v) increase the Commitments or the 1993 Commitments of the Lenders or the 1993 Lenders or subject the Lenders or the 1993 Lenders to any additional obligations, (vi) reduce the principal of, or interest on, the Advances or the 1993 Advances or any fees or other amounts payable hereunder or under the 1993 Credit Agreement or (vii) postpone any date fixed for any payment of principal of, or interest on, the Advances or the 1993 Advances or any fees or other amounts payable hereunder or under the 1993 Credit Agreement; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent, the Administrative Agent or each Arranging Agent (as the case may be) in addition to the Lenders and the
                                   8-2

1993 Lenders required above to take such action, affect the rights or duties of the Collateral Agent, the Administrative Agent or the Arranging Agents (as the case may be) under this Agreement or under the 1993 Credit Agreement. Notwithstanding the foregoing, no amendment or waiver or consent to departure by the Borrower therefrom shall in any event be effective unless such amendment, waiver or consent complies with the requirements of Section 5.02(l). No amendment or waiver of any provision of the Intercreditor Agreement, or any consent to or departure therefrom, that would adversely affect the Borrower in any significant respect shall in a event be effective unless the same shall have been accepted and agreed to by the Borrower.

             SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and telegraphed, telecopied, telexed, mailed or delivered, if to the Borrower, at its address at 5400 Carillon Point, Kirkland, Washington 98033, Attention: Chief Financial Officer; with a copy to Andrew A. Quartner, Senior Vice President-Law, McCaw Cellular Communications, Inc., 1250 Connecticut Avenue, N.W., 4th Floor, Washington, D.C. 20036; if to any Lender that is a signatory hereto, at its Domestic Lending Office specified opposite its name in Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Collateral Agent, at its address at 42 Wall Street, New York, New York 10005, Attention: Vice President-Agency; with a copy to The Toronto-Dominion Bank, 31 West 52nd Street, New York,
New York 10019, Attention: Managing Director, Communications Finance; if to the Administrative Agent, at its address at 60 Wall Street, New York, New York 10260, Attention: William A. Hoglund; and if to any Arranging Agent, at its Domestic Lending Office or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when telegraphed, telecopied, telexed or mailed, be effective when delivered to the telegraph company, when transmitted by telecopier, when confirmed by telex answerback or five days after being deposited in the mails, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII and any Compliance Certificate delivered pursuant to Section 5.01(l) shall not be effective until received by the Administrative Agent.

                                   8-3

             SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agents to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

             SECTION 8.04. Costs; Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Agents in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, the 1993 Loan Documents and the Intercreditor Agreement including, without limitation, (A) all due diligence, transportation, computer, duplication, appraisal, audit, consultant, search, filing and recording fees and expenses and
(B) the reasonable fees and expenses of counsel for the Agents with respect thereto and with respect to advising any of the Agents as to their respective rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents and the Intercreditor Agreement and with respect to negotiations with the Borrower regarding any Default or any events or circumstances that may give rise to a Default and (ii) all costs and expenses of the Agents and the Lenders in connection with the enforcement of the Loan Documents, the 1993 Loan Documents or the Intercreditor Agreement whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for any Agent or any Lender with respect thereto).

             (b) The Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel for the Lenders as a group; provided that any Lender or group of Lenders that has determined in good faith that due to potential conflicts of interest such Lender or group of Lenders cannot be adequately represented by such counsel may retain separate counsel to represent such Lender or group of Lenders, such representation to be limited, to the extent practicable, to the issues to which such potential conflict relates) that may be incurred by or asserted or awarded against any Indemnified
                                   8-4

Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with any acquisition or proposed acquisition of all or any portion of the stock or substantially all the assets of any Person, any of the other transactions contemplated hereby (including, without limitation, the 1993 Credit Agreement) and any use made or proposed to be made by the Borrower or any of its Subsidiaries of all or any portion of a Borrowing hereunder (including, without limitation, the Refinancing) whether or not such investigation, litigation or proceeding is brought by the Borrower, the Borrower's shareholders or creditors or any other Lender or 1993 Lender or an Indemnified Party or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or wilful misconduct.

             (c) If any payment of principal of any LIBO Rate Advance or Adjusted CD Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.07, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance if a Lender is required to assign its rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

             (d)  If the Borrower fails to pay when due any costs
or other amounts under any Loan Document including, without
limitation, expenses, fees, attorneys' fees and disbursements, indemnities and any other similar amount
                                   8-5

payable by the Borrower, such amount may be paid by any Agent or any Lender (in their sole discretion) on behalf of the Borrower and, if such amounts are not immediately reimbursed by the Borrower, such amounts will constitute an Advance of such Agent or such Lender hereunder.

             SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any branch, agency, Subsidiary or Affiliate of such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under or in respect of this Agreement, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

             SECTION 8.06. Binding Effect; Survival. This Agreement shall become effective when it shall have been executed by the Borrower, the Collateral Agent and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed this Agreement and the Intercreditor Agreement and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders. Without prejudice to the survival of the other agreements of the Borrower hereunder, the agreements of the Borrower contained in Sections 2.09, 2.11, and 8.04 shall survive the payment in full of the obligations of the Borrower hereunder.

             SECTION 8.07.  Assignments and Participations.
(a)  Each Lender may (subject to the provisions of Section
                                   8-6

8.07(f)), and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.09 or 2.11, or notice by such Lender pursuant to Section 2.02(b)(ii) or within 60 days after such Lender's failure to grant a consent or waiver, or to execute an amendment, which consent, waiver or amendment was requested by the Borrower in writing) upon at least ten Business Days' notice to such Lender and the Administrative Agent, shall, promptly assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided that
(i) with respect to any partial assignment, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or shall be an integral multiple of $1,000,000 in excess thereof, (ii) with respect to any such assignment (other than an assignment made as a result of a demand by the Borrower pursuant to this
Section 8.07(a)) by a Lender that is an original signatory hereto, such Lender shall, unless the Borrower shall otherwise consent in writing, retain a Commitment that is equal to 35% of such Lender's Commitment on the date of execution and delivery of this Agreement, provided that the foregoing requirement shall be satisfied if, and to the extent, that the sum of such Lender's Commitment under this Agreement plus its 1993 Commitment is equal to or greater than 35% of the sum of such Lender's Commitment on the date of exeuction and delivery of this Agreement and such Lender's 1993 Commitment on the date of execution and delivery of the 1993 Credit Agreement, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) (A) shall be arranged by the Borrower after consultation with the Administrative Agent, (B) shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, except that the provisions of Sections 2.09, 2.11 and 8.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Lender under this Agreement, and (C) if demanded by the Borrower due to the failure of such Lender to grant a consent or waiver or to execute an amendment requested by the Borrower, which consent, waiver or amendment has not been approved by the Required Lenders, all the rights and obligations of each
                                   8-7

other Lender that has failed to grant such consent or waiver or execute such amendment shall have been assigned to one or more Lenders and/or Eligible Assignees who shall have granted such consent or waiver or executed such amendment (or, in the case of an Eligible Assignee that is not a Lender at such time, shall have agreed to grant such consent or waiver or to execute such amendment), (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under the Loan Documents, (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $2500.00 (which, in the case of any Assignment made as a result of a demand by the Borrower under this Section 8.07(a), shall be payable by the Borrower) and
(vii) each such assignment shall be of a uniform and not a varying percentage of all rights and obligations under this Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

             (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness,
                                   8-8

sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01, the Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee agrees that it will, independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agents by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and (viii) such assignee agrees to perform its obligations under and be bound by the terms of the Intercreditor Agreement.

             (c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

             (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee
                                   8-9

representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in the form of Exhibit B hereto with such immaterial changes as are acceptable to the Administrative Agent, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

             (e) Each Lender may (subject to the provisions of Section 8.07(f)) sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(iv) if such sale includes the right to approve any amendment or waiver of any provision of any Loan Document or the Intercreditor Agreement, or any consent to any departure by the Borrower therefrom (except approval rights relating to any such amendment, waiver or consent that would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, or any release of the Collateral as provided in Section 8.01) the amount of the Commitment being sold shall in no event be less than $10,000,000.

             (f)  Notwithstanding any other provisions of this
Section 8.07, each Lender agrees that it shall not offer to assign or assign (other than assignments to an Affiliate), offer to sell or sell participations in any portion of its rights and obligations under this Agreement including, without limitation, any portion of its Commitments and the Advances owing to it until March 2, 1990.

             (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or
participant or proposed assignee or participant any information relating to the Borrower furnished to such
                                  8-10

Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

             (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

             SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE
STATE OF NEW YORK.

             SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

             SECTION 8.10.  Confidentiality of Financial
Information. The Agents and the Lenders agree that they will not disclose Financial Information (as defined below) without the prior consent of the Borrower (other than to their directors, employees, auditors or counsel); provided that any Agent and any Lender is authorized to make such disclosure of Financial Information without any consent of the Borrower (a) as may be required by law (such as pursuant to any subpoena or civil investigative demand) and as may be requested or required by any state or federal authority, examiner, regulatory body or agency having jurisdiction over any Agent or any Lender, (b) as permitted by Section 8.07(g) and (c) as specifically provided in Section 12 of the Pledge Agreement. Any Agent or Lender authorized to disclose Financial Information pursuant to the preceding proviso shall use its best efforts to give the Borrower prior notice of such disclosure (other than with respect to any disclosure requested or required by any state or federal authority, examiner, regulatory body or agency having jurisdiction over such Agent or Lender). The term "Financial Information" means any information delivered by the Borrower under any
                                  8-11

provision of this Agreement, including, without limitation,
Section 5.01(l), that relates to the business, operations or financial condition of the Borrower or its Subsidiaries or any competitor of the Borrower or with respect to a proposed acquisition by the Borrower other than information (a) that is, or generally becomes, available to the public, (b) that was available to any Agent or any Lender on a nonconfidential basis prior to its disclosure to such Agent or such Lender (as the case may be) by the Borrower or any Affiliate or (c) that becomes available to any Agent or any Lender from a Person or other source that is not, to the best knowledge of such Agent or such Lender (as the case may be) otherwise bound by a confidentiality agreement with the Borrower.

             SECTION 8.11. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the action of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                                McCAW CELLULAR COMMUNICATIONS,
                                                  INC.


                                             By /s/ Wayne M. Perry
                                                Title:  Vice Chairman


                                                MORGAN GUARANTY TRUST
                                                  COMPANY OF NEW YORK, as
                                                  Administrative Agent,
                                                  Arranging Agent and Lender


                                              By /s/ William A. Hoglund
                                                  Title:  Managing Director

                                   8-12

                                                THE TORONTO-DOMINION BANK TRUST
                                                COMPANY, as Collateral Agent


                                              By /s/ Martha L. Gariepy
                                                  Title:  Vice President and
                                                          Secretary




                                                Arranging Agents and Lenders


                                                THE TORONTO-DOMINION BANK,
                                                  Cayman Islands Branch


                                            By /s/ Peter J. Foley
                                                  Title:  Director


                                                KANSALLIS-OSAKE-PANKKI


                                              By /s/ Peter Modeen
                                                Title:  Executive Vice President


                                              By /s/ Timo Aittola
                                                  Title:  Senior Vice President


                                                PROVIDENT NATIONAL BANK


                                              By /s/ Caren Zinman
                                                  Title:  Vice President


                       Managing Agents and Lenders


                                                BANK OF MONTREAL, Chicago Branch


                                              By /s/ Yvonne Bos
                                                  Title:  Vice President

                                   8-13

                                                BARCLAYS BANK PLC


                                              By /s/ Paul Manca
                                                 Title:  Vice President


                                              By /s/ Daniel Chiles
                                               Title:  Senior Vice President


                                                THE BANK OF NEW YORK


                                              By /s/ Karen J. Linder
                                                Title:  Vice President


                                                THE BANK OF NOVA SCOTIA


                                              By /s/ Sharon Bishop Bloch
                                                  Title:  Representative


                                                BANKERS TRUST COMPANY


                                              By /s/ Gregory R. Paul
                                                  Title:  Vice President


                                                CITIBANK, N.A.


                                              By /s/ Peter Dillon
                                                Title:  Vice President


                                           THE FIRST NATIONAL BANK OF CHICAGO


                                                By /s/ Jacqueline Vitello
                                              Title:  Assistant Vice President

                                   8-14


                          Co-Agents and Lenders


                                      CANADIAN IMPERIAL
                                        BANK OF COMMERCE


                                      By /s/ Samuel H. Lou
                                        Title:  Vice President


                                      THE NIPPON CREDIT
                                        BANK, LTD.


                                      By /s/ Yutaka Takeuchi
                                        Title:  Vice President &
                                                Manager


                                      THE FUJI BANK, LTD.,
                                        Los Angeles Agency


                                      By /s/ Ikuro Morishita
                                        Title:  General Manager


                                      THE LONG-TERM CREDIT
                                        BANK OF JAPAN, LTD.


                                      By /s/ Junzo Tomii
                                        Title:  Deputy General Manager


                                      THE ROYAL BANK OF CANADA,
                                        New York Branch


                                      By /s/ Scott Niemann
                                        Title:  Manager

                                   8-15

                                                THE BANK OF TOKYO TRUST
                                                  COMPANY


                                                By /s/ S. Oshima
                                                  Title:  Vice President


                                                BANQUE PARIBAS


                                                By /s/ Paul A. Runge
                                                  Title:  General Manager


                                                By /s/ Emmanuel Krakaris
                                                  Title:  Senior Vice President


                                                THE CHASE MANHATTAN
                                                  BANK, N.A.


                                                By /s/ Andrew Dry
                                                  Title:  Vice President


                                                THE INDUSTRIAL BANK
                                                  OF JAPAN, LTD.


                                                By /s/ Mitsuo Iwamoto
                                                  Title:  Senior Vice President
                                                          and Senior Manager


                                                THE MITSUBISHI BANK, LIMITED,
                                                  Chicago Branch


                                                By /s/ Hayao Shiraishi
                                                  Title:  General Manager


                                                NATIONAL BANK OF CANADA,
                                                  New York Branch


                                                By /s/ Theresa Carasco
                                                  Title:  Vice President

                                   8-16

                                                NATIONAL WESTMINSTER BANK USA


                                                By /s/ Fernando J. Viana
                                                  Title:  Vice President


                                                NCNB NATIONAL BANK OF NORTH
                                                  CAROLINA


                                                By /s/ J. Timothy Byan
                                                  Title:  Vice President


                         Co-Managers and Lenders


                                                BANQUE INDOSUEZ


                                                By /s/ Ken I. Mackay
                                                  Title:  Senior Vice President


                                                By /s/ Richard Hagemann
                                                  Title:  First Vice President


                                                CREDIT LYONNAIS, Cayman Islands
                                                  Branch


                                                By /s/ Bruce M. Yeager
                                                  Title:  Vice President


                                                DNC AMERICA BANKING CORPORATION


                                                By /s/ Julie Y. Kim
                                                  Title:  Assistant Treasurer

                                   8-17



                                                HELLER FINANCIAL, INC.


                                                By /s/ Linda Willenborg Wolf
                                                  Title:  Vice President


                           Managers and Lenders


                                                THE SUMITOMO BANK, LTD.,
                                                  Chicago Branch


                                                By /s/ Naoyoshi Takeshita
                                                  Title:  General Manager


                                                PITTSBURGH NATIONAL BANK


                                                By /s/ Alan L. McCrum
                                                  Title:  Vice President


                         Participants and Lenders


                                                BANK OF HAWAII


                                                By /s/ Gabriel S.H. Lee
                                              Title:  Assistant Vice President


                                            THE CHUO TRUST & BANKING CO., LTD.,
                                                Los Angeles Agency


                                                By /s/ Toshiro Harada
                                                  Title:  Senior Manager

                                   8-18


                                                CIC-UNION EUROPEENNE,
                                                  INTERNATIONAL ET CIE


                                             By /s/ Marcus Edward
                                               Title:  Corporate Finance
                                                          Executive


                                             By /s/ Eric Longuet
                                               Title:  Corporate Finance
                                                          Executive


                                                CRESTAR BANK


                                             By /s/ Jon W. Lunsford
                                               Title:  Vice President
                                                FIRST NATIONAL BANK
                                                  OF MARYLAND


                                             By /s/ Mark L. Cook
                                               Title:  Vice President


                                             MARINE MIDLAND BANK, N.A.


                                             By /s/ Adam H. Bester
                                             Title:  Assistant Vice President


                                             MELLON BANK, N.A.


                                             By /s/ Stephen D. Lackey
                                               Title:  Vice President


                                             MERIDIAN BANK


                                             By /s/ David W. Mills
                                               Title:  Assistant Vice President

                                   8-19



                                             THE MITSUI BANK, LIMITED,
                                               Los Angeles Agency


                                             By /s/ Susumu Hoshiba
                                               Title:  Senior Deputy
                                                      General Manager


                                             THE MITSUI TRUST & BANKING
                                               CO., LTD.


                                             By /s/ Kazuoki Sone
                                             Title:  General Manager & Agent


                                            SEATTLE-FIRST NATIONAL BANK
                                             By /s/ Marc Wright
                                                  Title:  Vice President


                                              U.S. BANK OF WASHINGTON, N.A.
                                             By /s/ Peggy McKasy
                                                 Title:  Vice President


                                                MERITOR SAVINGS BANK


                                             By /s/ Sarah S. Doody
                                               Title:  Vice President


                                             THE BANK OF YOKOHAMA, LTD.,
                                               Los Angeles Agency
                                             By /s/ Yoshiki Yamazaki
                                                  Title:  Deputy General Manager